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TELEDYNE TECHNOLOGIES INCORPORATED

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Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, CA 91360

March 8, 2007

Dear Stockholder:

We are pleased to invite you to attend the 2007 Annual Meeting of Stockholders of Teledyne Technologies Incorporated. The meeting will be held on Wednesday, April 25, 2007, beginning at 9:00 a.m. (Pacific Time), at the Company’s offices at 1049 Camino Dos Rios, Thousand Oaks, California 91360.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement.

Enclosed with this booklet are the following:

•	Proxy or voting instruction card (including instructions for telephone and Internet voting).

•	Proxy or voting instruction card return envelope (postage paid if mailed in the U.S.).

A copy of the Company’s 2006 Annual Report (which contains our Form 10-K) is also included.

Please read the Proxy Statement and vote your shares as soon as possible. We encourage you to take advantage of voting by telephone or Internet as explained on the enclosed proxy or voting instruction card. Or, you may vote by completing, signing and returning your proxy or voting instruction card in the enclosed postage-paid envelope. It is important that you vote, whether you own a few or many shares and whether or not you plan to attend the meeting.

If you are a stockholder of record and plan to attend the meeting, please mark the “WILL ATTEND” box on your proxy card so that you will be included on our admittance list for the meeting.

Thank you for your investment in our Company. We look forward to seeing you at the 2007 Annual Meeting.

Sincerely,

Robert Mehrabian
Chairman, President and
Chief Executive Officer

TELEDYNE TECHNOLOGIES INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE:	April 25, 2007

TIME:	9:00 a.m. Pacific Time

PLACE:	Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, California 91360

RECORD DATE:	March 5, 2007

AGENDA

1)	Election of a class of three directors for a three-year term;

2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007; and

3)	Transaction of any other business properly brought before the meeting.

STOCKHOLDER LIST

A list of stockholders entitled to vote will be available during business hours for 10 days prior to the meeting at the Company’s executive offices, 1049 Camino Dos Rios, Thousand Oaks, California 91360, for examination by any stockholder for any legally valid purpose.

ADMISSION TO THE MEETING

Teledyne’s stockholders or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and you plan to attend the meeting, please mark the “WILL ATTEND” box on your proxy card so that you will be included on our admittance list for the meeting. If your shares are held through an intermediary, such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy from your bank or broker or a copy of your account statement.

By Order of the Board of Directors,

John T. Kuelbs
Executive Vice President, General Counsel
and Secretary

March 8, 2007

PROXY STATEMENT

DEFINED TERMS

     In this Proxy Statement, Teledyne Technologies Incorporated is sometimes referred to as the “Company” or “Teledyne”. References to “ATI” mean Allegheny Technologies Incorporated, formerly known as Allegheny Teledyne Incorporated, the company from which we were spun off on November 29, 1999.

PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of Teledyne are being mailed on or about March 21, 2007. The Board of Directors of Teledyne is soliciting your proxy to vote your shares at the 2007 Annual Meeting of Stockholders. The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

VOTING PROCEDURES

Who May Vote

If you were a stockholder at the close of business on March 5, 2007, you may vote at the Annual Meeting. On that day, there were 34,849,190 shares of our common stock outstanding.

Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. Our Board of Directors requests your proxy so that your shares will count toward determination of the presence of a quorum and your shares can be voted at the meeting.

Methods of Voting

All stockholders of record may vote by transmitting their proxy cards by mail. Stockholders of record can also vote by telephone or Internet. Stockholders who hold their shares through a bank or broker can vote by telephone or Internet if their bank or broker offers those options.

•	By Mail. Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

•	By Telephone or Internet. Stockholders of record may vote by using the toll-free number or Internet website address listed on the proxy card. Please see your proxy card for specific instructions.

Revoking Your Proxy

You may change your mind and revoke your proxy at any time before it is voted at the meeting by:

•	sending a written notice to the Secretary for receipt prior to the meeting that you revoke your proxy;

•	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

•	attending the Annual Meeting and voting in person or by proxy (except for shares held in the employee benefit plan).

Voting By Employee Benefit Plan Participants

Participants who hold common stock in the Teledyne Technologies Incorporated 401(k) Plan may tell the plan trustee how to vote the shares of common stock allocated to their accounts. You may either (1) sign and return the voting instruction card provided by the plan or (2) transmit your instructions by telephone or Internet. If you do not transmit instructions by 11:59 p.m. (Eastern Time), on April 20, 2007, your shares will not be voted by the plan trustee, except as otherwise required by law.

Voting Shares Held By Brokers, Banks and Other Nominees

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of our common stock. In order to vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and, except as otherwise provided below, will be voted as instructed by the nominee holder. Under New York Stock Exchange rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and Item 2, even if it does not receive voting instructions from you.

Confidential Voting Policy

We maintain a policy of keeping stockholder votes confidential.

BOARD COMPOSITION AND PRACTICES

Information and Meetings

The Board of Directors directs the management of the business and affairs of the Company as provided in our Amended and Restated Bylaws and pursuant to the laws of the State of Delaware. Except for Dr. Robert Mehrabian, our Chairman, President and Chief Executive Officer, the Board is not involved in day-to-day operations. Members of the Board keep informed about our business through discussions with the senior management and other officers and managers of the Company and its subsidiaries, by reviewing information provided to them, and by participating in Board and committee meetings.

We encourage, but do not require, that all our directors attend all meetings of the Board of Directors, all committee meetings on which the directors serve and the annual stockholders meeting. In 2006, the Board of Directors held eight meetings and acted two times by unanimous written consent. During 2006, all directors attended at least 75% of the aggregate number of meetings of the Board that were held when they were members and at least 75% of the aggregate number of meetings of the Board committees of which they were members. All of the then serving current directors attended the 2006 Annual Meeting of Stockholders.

Number of Directors

The Board of Directors determines the number of directors, which under our Amended and Restated By-laws must consist of not less than four members and not more than 10 members. The Board has currently fixed the number at 10 members, which number was so fixed in connection with the appointment of Roxanne S. Austin to our Board on October 9, 2006.

Director Terms

The directors are divided into three classes and the directors in each class serve for a three-year term. The term of one class of directors expires each year at the Annual Meeting of Stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced. The Board may also create a new director position in any class and elect a director to hold the newly created position until the term of the class expires.

Directors’ Retirement Policy

On June 1, 2000, we adopted a retirement policy for directors. This policy, as amended, generally requires directors to retire at the Annual Meeting following their 75th birthday. This policy also requires a director to offer to tender his or her resignation if such director has a change in professional status.

Executive Sessions and Lead Director

Our non-management directors meet in executive session without management on a regularly scheduled basis. Committee chairs rotate as presiding director in such sessions. The Board has formally designated Frank V. Cahouet, one of our independent directors, to serve as the lead director under circumstances when the Chairman, President and Chief Executive Officer is unable to perform the duties of that office.

CORPORATE GOVERNANCE

Director Independence

In April 2006, our Nominating and Governance Committee assessed, and our Board of Directors determined, the independence of each director in accordance with the then existing rules of the New York Stock Exchange and the Securities and Exchange Commission. In order to comply with such items, our Nominating and Governance Committee considered various relationship categories including: whether the director is an employee, amount of stock ownership and commercial, industrial, banking, consulting, legal, accounting or auditing, charitable and familial relationships, as well as a range of individual circumstances. Our Nominating and Governance Committee and the Board also considered our relationship and the relationship of the director to ATI, from which we were spun-off in November 1999. See “Certain Transactions” at page 47. The Board did consider that certain directors consider themselves to be social friends. As a result, the Nominating and Governance Committee, followed by the Board, determined that each member of our Board of Directors did not have any material relationships with us and was thus independent, with the exception of Dr. Mehrabian, our Chairman, President and Chief Executive Officer. Our Nominating and Governance Committee and our Board considered the same items when it appointed Wesley W. von Schack to the Board on July 25, 2006 and when it appointed Roxanne S. Austin to the Board on October 9, 2006. Our Nominating and Governance Committee, after reviewing updated information in January 2007, reported to our Board that it continues to determine that nine of our ten current directors are independent directors. The independent directors by name are: Roxanne S. Austin, Robert P. Bozzone, Frank V. Cahouet, Charles Crocker, Kenneth C. Dahlberg, Simon M. Lorne, Paul D. Miller, Michael T. Smith and Wesley W. von Schack. Charles J. Queenan, Jr. was an independent director prior to his retirement at our 2006 Annual Meeting.

The Nominating and Governance Committee, followed by the Board, also determined that each member of our Personnel and Compensation Committee is an “outside director” within the meaning of Rule 162(m) of the Internal Revenue Code and are “non-management directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

All of the Board’s standing committees consist only of independent directors.

Corporate Governance and Ethics Guidelines

At the time we became a public company in 1999, our Board of Directors adopted many “best practices” in the area of corporate governance, including separate standing committees of the Board for each of audit, nominating and governance and executive compensation matters, charters for each of the committees, and corporate ethics and compliance guidelines. Our ethics and compliance guidelines for employees are contained in the Corporate Objectives and Guidelines for Employee Conduct. These guidelines apply to all our employees, including our principal executive, financial and accounting officers. Our employees receive periodic ethics training and follow-up questionnaires are distributed annually to various personnel in an effort to confirm compliance with these guidelines. It is our policy not to waive compliance with these guidelines. We also have a specialized code of ethics for financial executives that supplements the employee guidelines. In addition, we have ethics and compliance guidelines for our service providers.

Our Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines were initially developed by our Nominating and Governance Committee and are reviewed at least annually by such Committee. These Corporate Governance Guidelines incorporate practices and policies under which our Board has operated since its inception, in addition to many of the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange. Some of the principal subjects covered by the Corporate Governance Guidelines include:

•	Director qualification standards.

•	Director responsibilities.

•	Director access to management and independent advisors.

•	Director compensation.

•	Director orientation and continuing education.

•	Management succession.

•	Annual performance evaluation of the Board and Committees.

Copies of our Corporate Governance Guidelines, our Corporate Objectives and Guidelines for Employee Conduct, our codes of ethics for financial executives and service providers and our committee charters are available on our website at www.teledyne.com. If at any time you would like to receive a paper copy, free-of-charge, please write to John T. Kuelbs, Executive Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

Sarbanes-Oxley Disclosure Committee

In September 2002, we formally constituted the Sarbanes-Oxley Disclosure Committee. Current members include: John T. Kuelbs, Executive Vice President, General Counsel and Secretary; Dale A. Schnittjer, Senior Vice President and Chief Financial Officer; Susan L. Main, Vice President and Controller; Ivars R. Blukis, Chief Business Risk Assurance Officer; Robyn E. McGowan, Vice President, Administration and Human Resources and Assistant Secretary; Melanie S. Cibik, Vice President, Associate General Counsel and Assistant Secretary; Shelley D. Green, Treasurer; Brian A. Levan, Director of External Financial Reporting and Assistant Controller; and Jason VanWees, Vice President, Corporate Development and Investor Relations. Among its tasks, the Disclosure Committee discusses and reviews disclosure issues to help us fulfill our disclosure obligations on a timely basis in accordance with SEC rules and regulations and is intended to be used as an additional resource for employees to raise questions regarding accounting, auditing, internal controls and disclosure matters.

Since we became a public company in 1999, we have had a confidential Corporate Ethics/Help Line, where questions or concerns about us can be raised confidentially and anonymously. The Corporate Ethics/Help line is available to all of our employees, as well as concerned individuals outside the company. The toll-free help line number is 1-877-666-6968.

The receipt of concerns about our accounting, internal controls and auditing matters will be reported to the Audit Committee.

Communications with the Board

Our Corporate Governance Guidelines provide that any interested parties desiring to communicate with our non-management directors, including our lead director, may contact them through our Secretary, John T. Kuelbs, whose address is: Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

ITEM 1 ON PROXY CARD — ELECTION OF DIRECTORS

The Board of Directors has nominated for election this year the class of three incumbent directors whose terms expire at the 2007 Annual Meeting.

The three-year term of the class of directors nominated and elected this year will expire at the 2010 Annual Meeting.

The three individuals who receive the highest number of votes cast will be elected. Broker non-votes, if any, are included in determining the presence of a quorum at the Annual Meeting, but are not counted as votes cast.

If you sign and return your proxy card, the individuals named as proxies in the card will vote your shares for the election of the three named nominees, unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Board has no reason to believe that any nominee will be unable to serve.

Background information about the nominees and continuing directors follows.

Nominees — For Terms Expiring at 2010 Annual Meeting (Class II)

Charles Crocker Chairman, Crocker Capital and Retired Chairman and Chief Executive Officer of BEI Technologies, Inc. Director since 2001 Age: 68	Charles Crocker was the Chief Executive Officer of the Custom Sensors Division of Schneider Electronics. Mr. Crocker was the Chairman and Chief Executive Officer of BEI Technologies, Inc., a diversified technology company, from March 2000 until October 5, 2005, when it was acquired by Schneider Electronics. Mr. Crocker served as Chairman, President and Chief Executive Officer of BEI Electronics from October 1995 to September 1997, at which time he became Chairman, President and Chief Executive Officer of BEI Technologies, Inc. Mr. Crocker currently serves as the Chairman of Crocker Capital, a private investment company, and as a director of Franklin Resources, Inc. and its subsidiary, Fiduciary Trust International. Mr. Crocker is the Chair of our Personnel and Compensation Committee and a member of our Nominating and Governance Committee.

Robert Mehrabian Chairman, President and Chief Executive Officer of the Company Director since 1999 Age: 65	Robert Mehrabian is the Chairman, President and Chief Executive Officer of Teledyne Technologies Incorporated. He has been the President and Chief Executive Officer of Teledyne since its formation in 1999. He became Chairman of the Board on December 14, 2000. Prior to the spin- off of the Company by ATI in November 1999, Dr. Mehrabian was the President and Chief Executive Officer of ATI’s Aerospace and Electronics segment since July 1999 and had served ATI in various senior executive capacities since July 1997. Before joining ATI, Dr. Mehrabian served as President of Carnegie Mellon University. He is also a director of Mellon Financial Corporation and PPG Industries, Inc.

Michael T. Smith Retired Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation Director since 2001 Age: 63	Michael T. Smith is the retired Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. He had been elected to those positions in October 1997. Mr. Smith is also a director of Alliant Techsystems Inc., Ingram Micro Corporation, a technology sales, marketing and logistics company, and FLIR Systems, Inc., which produces infrared cameras, thermal imaging software and temperature measurement devices. Mr. Smith is the chair of our Nominating and Governance Committee and is a member of our Personnel and Compensation Committee.

The Board of Directors Recommends
a Vote for the Election of the Nominees

Continuing Directors — Terms Expire at 2008 Annual Meeting (Class III)

Roxanne S. Austin Former President and Chief Operating Officer of DIRECTV, Inc Director since 2006 Age: 46	Roxanne S. Austin served as President and Chief Operating Officer of DIRECTV, Inc. from June 2001 to December 2003. She also served as Executive Vice President of Hughes Electronics Corporation and as a member of its executive committee until December 2003. From 1997 to June 2001, Ms. Austin was the Corporate Senior Vice President and Chief Financial Officer of Hughes Electronics Corporation. Prior thereto, she held various senior financial positions with Hughes Electronics Corporation. Prior to joining Hughes in 1993, Ms. Austin was a partner at the accounting firm Deloitte & Touche. Ms. Austin is also a director of Target Corporation and Abbott Laboratories. She serves on the Board of Trustees of the California Science Center. Ms. Austin is a member of our Audit Committee and our Nominating and Governance Committee.

Robert P. Bozzone Former Chairman of Allegheny Technologies Incorporated Director since 1999 Age: 73	Robert P. Bozzone was Chairman of ATI until May 6, 2004. From December 2000 through June 2001, he was Chairman, President and Chief Executive Officer of ATI. Mr. Bozzone had been Vice Chairman of the Board of ATI since August 1996. He had served as Vice Chairman of Allegheny Ludlum Corporation, a subsidiary of ATI, since August 1994 and previously was President and Chief Executive Officer of Allegheny Ludlum. He is also a director of ATI and DQE, Inc., whose principal subsidiary is Duquesne Light Company. Mr. Bozzone is a member of our Audit Committee and our Personnel and Compensation Committee.

Frank V. Cahouet Retired Chairman and Chief Executive Officer of Mellon Financial Corporation Director since 1999 Age: 74	Frank V. Cahouet served as the Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a bank holding company, and Mellon Bank, N.A., prior to his retirement on December 31, 1998. He is also a director of Korn Ferry International, a provider of recruiting services and Saint-Gobain Corporation, a manufacturer of glass, ceramics, plastics and cast iron. Mr. Cahouet is Chair of our Audit Committee and a member of our Nominating and Governance Committee.

Kenneth C. Dahlberg Chairman, Chief Executive Officer and President of Science Applications International Corporation Director since 2006 Age: 62	Kenneth C. Dahlberg is the Chairman, Chief Executive Officer and President of Science Applications International Corporation (SAIC), a research and engineering firm specializing in information systems and technology. Prior to joining SAIC, Mr. Dahlberg served as executive vice president of General Dynamics where he was responsible for its Information Systems and Technology Group. Mr. Dahlberg is a member of our Personnel and Compensation Committee and our Audit Committee.

Continuing Directors — Terms Expire at 2009 Annual Meeting (Class I)

Simon M. Lorne Vice Chairman and Chief Legal Officer of Millennium Partners L.P. Director since 2004 Age: 61	Simon M. Lorne is the Vice Chairman and Chief Legal Officer of Millennium Partners L.P., a hedge fund. From March 1999 to March 2004, prior to the time he became a Director, Mr. Lorne was a partner with Munger Tolles & Olson, LLP, a law firm whose services Teledyne has used from time to time. Mr. Lorne has also previously served as a Managing Director, with responsibility for Legal Compliance and Internal Audit, of Citigroup/Salomon Brothers and as the General Counsel at the Securities and Exchange Commission in Washington D.C. Mr. Lorne is a director of Opsware, Inc., a provider of data center automation software, and currently serves as co-director of Stanford Law School’s Directors College. Mr. Lorne is a member of our Audit Committee and our Nominating and Governance Committee.

Paul D. Miller Retired Chairman of the Board of Alliant Techsystems, Inc. Director since 2001 Age: 65	Paul D. Miller was the Chairman of the Board of ATK (Alliant Techsystems, Inc.), an advanced weapon and space systems company, until April 1, 2005. From January 1999 until October 2003, he had also been Chief Executive Officer of ATK. Prior to retirement from the U.S. Navy in 1994, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander — Atlantic. He is also a director of Donaldson Company, Inc., a filtration solutions company. Mr. Miller is a member of our Audit Committee and our Nominating and Governance Committee.

Wesley W. von Schack Chairman, President and Chief Executive Officer of Energy East Corporation Director since 2006 Age: 62	Wesley W. von Schack is the Chairman, President and Chief Executive Officer of Energy East Corporation, a diversified energy services company. He currently serves as Lead Director of Mellon Financial Corporation and is chairman of its Corporate Governance and Nominating Committee, and is chairman of AEGIS Insurance Company. He is a member of our Nominating and Governance Committee and our Personnel and Compensation Committee.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Personnel and Compensation Committee. From time to time, our Board of Directors may establish other committees. Each of the Audit Committee, Nominating and Governance Committee and Personnel and Compensation Committee has a written charter that can be accessed on our website at www.teledyne.com.

Audit Committee

The members of the Audit Committee are:

Frank V. Cahouet, Chair
Roxanne S. Austin
Robert P. Bozzone
Kenneth C. Dahlberg
Simon M. Lorne
Paul D. Miller

The Audit Committee held seven meetings in 2006. Charles J. Queenan, Jr., was a member of the Audit Committee prior to his retirement from our Board of Directors at the 2006 Annual Meeting.

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and the independence of our independent auditor, and the performance of our internal audit function and independent auditor. As provided in its charter, the Audit Committee is directly responsible for the appointment, retention, compensation, oversight, evaluation and termination of our independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting). The Audit Committee has been designated as the “qualified legal compliance committee.” In carrying out its responsibilities, the Audit Committee undertakes to do many things, including:

•	Retain and approve the terms of the engagement and fees to be paid to the independent auditor.

•	Evaluate the performance of the independent auditor.

•	Receive written periodic reports from the independent auditor delineating all relationships between the independent auditor and us.

•	Review with the independent auditor any problems or difficulties the independent auditor may have encountered and any management letter provided by the independent auditor and our response to that letter.

•	Review our annual audited financial statements and the report thereon and quarterly unaudited financial statements with the independent auditor and management prior to publication of such statements.

•	Discuss with management the earnings press releases (including the type of information and presentation of information).

•	Review major issues regarding accounting principles and financial statement presentations and judgments made in connection with the preparation of our financial statements.

•	Meet periodically with management to review our financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Review with our General Counsel legal matters that may have a material impact on the financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies.

While reviewed annually, the charter of the Audit Committee was last amended and restated on December 13, 2006. The Audit Committee charter provides that our senior internal auditing executive reports directly and separately to the Chair of the Audit Committee and Chief Executive Officer. As required by the charter, our Audit Committee also has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. See “Corporate Governance — Sarbanes-Oxley Disclosure Committee” at page 4.

The Audit Committee meets the size, independence and experience requirements of the New York Stock Exchange, including the enhanced independence requirements for Audit Committee members under Exchange Act Rule 10A-3. The Board of Directors has determined that Frank V. Cahouet is an “audit committee financial expert” within the meaning of the SEC regulations and all of the members are “independent” under the New York Stock Exchange listing standards. Our Corporate Governance Guidelines provides that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Any such determination must be disclosed in the annual proxy statement. Besides our Audit Committee, Ms. Austin simultaneously serves on the audit committee of two other public companies and each of Mr. Lorne, Mr. Cahouet, Mr. Crocker, Admiral Miller and Mr. von Schack simultaneously serves on the audit committee of one other public company.

The report of the Audit Committee is included under “Item 2 on Proxy Card — Ratification of Appointment of Independent Registered Public Accounting Firm” at page 13.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are:

Michael T. Smith, Chair
Roxanne S. Austin
Frank V. Cahouet
Charles Crocker
Simon M. Lorne
Paul D. Miller
Wesley W. von Schack

The Nominating and Governance Committee held four meetings in 2006.

The Nominating and Governance Committee undertakes to:

•	Identify individuals qualified to become members of the Board of Directors and to make recommendations to the Board of Directors with respect to candidates for nomination for election at the next annual meeting of stockholders or at such other times when candidates surface and, in connection therewith, consider suggestions submitted by our stockholders.

•	Develop and recommend to the Board of Directors corporate governance guidelines.

•	Determine and make recommendations to the Board of Directors with respect to the criteria to be used for selecting new members of the Board of Directors.

•	Oversee the annual process of evaluation of the performance of our Board of Directors and committees.

•	Make recommendations to the Board of Directors concerning the membership of committees of the Board and the chairpersons of the respective committees.

•	Make recommendations to the Board of Directors with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board or on its committees.

•	Administer our formal compensation programs for directors, including the Non-Employee Director Stock Compensation Plan.

•	Make recommendations to the Board of Directors concerning the composition, organization and operations of the Board of Directors and its committees, including the orientation of new members and the flow of information.

•	Evaluate Board and committee tenure policies as well as policies covering the retirement or resignation of incumbent directors.

While reviewed annually, the charter of the Nominating and Governance Committee was last amended and restated on December 13, 2006. The members of the Nominating and Governance Committee are “independent” under the New York Stock Exchange listing standards.

The Nominating and Governance Committee will consider stockholder recommendations for nominees for director. Any stockholders interested in suggesting a nominee should follow the procedures outlined in “Other Information — 2008 Annual Meeting and Stockholder Proposals” at page 49.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating all nominees for directors. The Committee periodically assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement, change in professional status or otherwise. Candidates may come to the attention of the Committee through current Board members, members of our management, stockholders and other persons. The Committee to date has not engaged a professional search firm. Candidates are evaluated at meetings of the Committee and may be considered at any point during the year. As stated in the Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, diversity, ability to make analytical inquiries, understanding of or familiarity with our business products or markets or similar business products or markets, and willingness to devote adequate time and effort to Board responsibilities. The Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. The Committee considered these criteria when it recommended the appointment of Mr. von Schack to our Board of Directors in July 2006 and Ms. Austin to our Board of Directors in October 2006.

Personnel and Compensation Committee

The members of the Personnel and Compensation Committee are:

Charles Crocker., Chair
Robert P. Bozzone
Kenneth C. Dahlberg
Michael T. Smith
Wesley W. von Schack

The Personnel and Compensation Committee held three meetings in 2006. Charles J. Queenan, Jr., was a member of the Personnel and Compensation Committee prior to his retirement from our Board of Directors at the 2006 Annual Meeting.

The Personnel and Compensation Committee’s principal authority and responsibilities include:

•	Making recommendations to the Board of Directors concerning executive management organization matters generally.

•	In the area of compensation and benefits, making recommendations to the Board of Directors concerning employees who are also directors, consulting with the Chief Executive Officer on matters relating to other executive officers, and making recommendations to the Board of Directors concerning policies and procedures relating to executive officers; provided, however, that the Committee shall have full decision-making powers with respect to compensation for executive officers to the extent such compensation is intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

•	Making recommendations to the Board of Directors regarding all contracts with any officer for remuneration and benefits (whether in the form of a pension, deferred compensation or otherwise) after termination of regular employment of such officer.

•	Making recommendations to the Board of Directors concerning policy matters relating to employee benefits and employee benefit plans, including incentive compensation plans and equity based plans.

•	Overseeing our formal incentive compensation programs, including equity-based plans.

•	Serving as “Named Fiduciary” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained by us with respect to both plan administration and control and management of plan assets.

While reviewed annually, the charter of the Personnel and Compensation Committee was last amended and restated on December 13, 2006. The members of the Personnel and Compensation Committee are “independent” under the New York Stock Exchange listing standards.

Our Chief Executive Officer works with the Personnel and Compensation Committee Chair, our Vice President of Administration and Human Resources and the Office of the Corporate Secretary in establishing the agenda for the Committee and makes compensation recommendations for the named executives (other than himself). The Personnel and Compensation Committee generally meets in executive session at each meeting. The Personnel and Compensation Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board. The Personnel and Compensation Committee has the authority under its charter to obtain advice and assistance from internal or external legal, accounting or other advisors. The Personnel and Compensation Committee may form and delegate authority to subcommittees as it deems appropriate and may delegate its responsibility to control and manage the plan assets of our employee benefit plans. In addition, under the terms of our stock incentive plans, the Personnel and Compensation Committee may delegate its powers and authority under the stock incentive plan as it deems appropriate to a subcommittee and/or designated officers and, as discussed below under “Compensation Discussion and Analysis,” the Personnel and Compensation Committee has made a limited delegation of authority to grant stock options to our Chief Executive Officer pursuant to this authority. The Personnel and Compensation Committee has the sole authority and resources to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or other executive compensation and has sole authority to approve the consultant’s fees and other retention terms. As discussed below under “Compensation Discussion and Analysis,” the Committee has retained Hewitt Associates LLC and Watson Wyatt Company to assist the Committee in fulfilling its responsibilities in 2006.

The 2006 Report of the Personnel and Compensation Committee is included under “Executive and Director Compensation” at page 31.

ITEM 2 ON PROXY CARD —
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007. Ernst & Young LLP has served as our independent registered public accounting firm since the November 29, 1999 spin-off. The firm had also served as the independent registered public accounting firm for ATI and its predecessors since 1980. The Audit Committee believes that Ernst & Young LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of independent registered public accounting firm.

Although the appointment of an independent registered public accounting firm is not required to be approved by the stockholders, the Audit Committee and the Board of Directors believe that stockholders should participate in such selection through ratification. The proposal to ratify the Audit Committee’s appointment of Ernst & Young will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you sign and return your proxy card, your shares will be voted (unless you indicate to the contrary) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2007. If you specifically abstain from voting on the proposal, your shares will, in effect, be voted against the proposal. Broker non-votes, if any, are included in determining the presence of a quorum at the Annual Meeting, but will not be counted as being entitled to vote on the proposal and will not affect the outcome of the vote. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the appointment of an independent registered public accounting firm. It is expected that representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Board of Directors Recommends
a Vote for Ratification of the Appointment
of the Independent Registered Public Accounting Firm.

Fees Billed by Independent Registered Public Accounting Firm

The following table sets forth fees billed by Ernst & Young LLP for professional services rendered for 2006 and 2005 (in thousands).

	2006	2005

Audit Fees(1)	$1,529.0	$1,361.9
Sarbanes-Oxley Act Section 404 Fees	1,054.2	928.7
Statutory audits (Bermuda and United Kingdom subsidiaries)	68.4	87.0
SEC registration — Form S-8	—	7.9

Total Audit Fees	2,651.6	2,385.5

Audit-Related Fees
Employee Benefit Plan Financial Statement Audits	75.5	102.1
Environmental Financial Assurances	10.8	8.3

Total Audit-Related Fees	86.3	110.4

Tax Fees(2)	47.2	20.0
All Other Fees(3)	1.5	1.7

Total	$2,786.6	$2,517.6

Total Audit and Audit-Related Fees	$2,737.9	$2,495.9

(1)	Aggregate fees billed for professional services rendered for the audit of our annual financial statements and for the reviews of financial statements included in our quarterly reports on Form 10-Q and accounting consultations on matters reflected in the financial statements.

(2)	In 2006, tax fees primarily related to advisory services for our subsidiaries in the United Kingdom. In 2005, tax fees related to the preparation of a LIFO study related to the integration of acquired businesses.

(3)	All other fees in 2006 and 2005 related to our access to Ernst & Young’s online accounting reference library.

Audit Committee Pre-Approval Policies

In October 2002, our Audit Committee adopted guidelines relating to the rendering of services by external auditors. The guidelines require the approval of the Audit Committee prior to retaining any firm to perform any Audit Services. “Audit Services” include the services necessary to audit our consolidated financial statements for a specified fiscal year and the following audit and audit-related services: (a) Statement on Auditing Standards No. 71 quarterly review services; (b) regulatory and employee benefit plan financial statement audits; and (c) compliance and statutory attestation services for our subsidiaries. Subject to limited exceptions, the guidelines further provide that the Audit Committee must pre-approve the engagement of Ernst & Young LLP to provide any services other than Audit Services. The Chair of the Audit Committee may, however, pre-approve the engagement of Ernst & Young LLP for such non-audit services to the extent the fee is reasonably expected to be less than $150,000. If the fee for any non-audit services is reasonably expected to be $250,000 or more, we must seek at least one competing bid from another firm prior to engaging Ernst & Young LLP, unless there are exceptional circumstances or if it relates to the public offering of our securities. The guidelines prohibit us from engaging Ernst & Young LLP to perform any of the following non-audit services or other services that the Public Company Accounting Oversight Board determines by regulation to be prohibited: bookkeeping or other services related to accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal auditing outsourcing services; management functions or human resources; broker or dealer, investment advisor, or investment banking services; or legal services and expert services unrelated to the audit.

For 2006, all audit and non-audit services rendered by Ernst & Young LLP were pre-approved in accordance with our guidelines.

In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007, the Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is included in accordance with the rules and regulations of the Securities and Exchange Commission. It is not incorporated by reference into any of our registration statements under the Securities Act of 1933.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the audited financial statements for the fiscal year ended December 31, 2006 (the “Financial Statements”) of Teledyne Technologies Incorporated (the “Company”).

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, as amended and restated as of December 13, 2006, which has been adopted by the Board of Directors. The Audit Committee is comprised of six directors. The Company’s Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with the applicable rules of the New York Stock Exchange. The Board of Directors has also determined that at least one director has “financial management expertise” under New York Stock Exchange listing standards and that Frank V. Cahouet is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission regulations.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, are responsible for performing an independent audit of the Company’s Financial Statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee reviewed and discussed the Company’s Financial Statements with management and Ernst & Young, and discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended. The Audit Committee has received written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on the representations made by management and Ernst & Young. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Frank V. Cahouet, Chair
Roxanne S. Austin
Robert P. Bozzone
Kenneth C. Dahlberg
Simon M. Lorne
Paul D. Miller

February 20, 2007

OTHER BUSINESS

We know of no business that may be presented for consideration at the meeting other than the two action items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies in your proxy card may vote at their discretion.

Following adjournment of the formal business meeting, Dr. Robert Mehrabian, Chairman, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about our company and businesses.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and statutory insiders. To the best of our knowledge, all of the filings for our directors and statutory insiders were made on a timely basis in 2006.

Five Percent Owners of Common Stock

The following table sets forth the number of shares of our common stock owned beneficially by each person known to us to own beneficially more than five percent of our outstanding common stock. As of February 28, 2007, we had received notice that the individuals and entities listed in the following table are beneficial owners of five percent or more of our common stock. In general, “beneficial ownership” includes those shares that a person has the power to vote or transfer, and options to acquire common stock that are exercisable currently or within 60 days.

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Class

T. Rowe Price Associates, Inc.(1)	2,469,700	7.1%
100 E. Pratt Street
Baltimore, MD 21202

Barclays Global Investors, N.A. et al(2)	2,335,284	6.7%
45 Fremont Street San Francisco, CA 94105

Singleton Group LLC(3)	1,999,990	5.7%
335 North Maple Drive, Suite 177
Beverly Hills, CA 90210

1.	T. Rowe Price Associates, Inc., filed a Schedule 13G on February 14, 2007. T. Rowe Price Associates reported sole voting power and with respect to 298,700 shares and sole dispositive power with respect to 2,469,700 shares.

2.	Barclays Global Investors, N.A. and Barclay Global Investors, Ltd., together with affiliated entities, filed a Schedule 13G on January 23, 2007. Barclays Global Investors, N.A. reported sole voting power and dispositive power with respect to 1,026,789 shares, and Barclays Global Investors, Ltd. reported sole voting and dispositive power with respect to 22,156 shares. The shares reported are held by Barclays Global Investors, N.A. and Barclays Global Investors, Ltd. in trust accounts for the economic benefit of the beneficiaries of those accounts.

3.	Singleton Group LLC, jointly with William W. Singleton, Carolyn W. Singleton and Donald E. Rugg, filed a Schedule 13G on April 19, 2000. Mr. Singleton, Mrs. Singleton and Mr. Rugg reported that they share voting and dispositive power with respect to 1,999,990 shares in their capacities as managers of Singleton Group LLC. Mr. Rugg reported that he owned an additional 45 shares of common stock directly, with respect to which he has sole voting and dispositive power.

Stock Ownership of Management

The following table shows the number of shares of common stock reported to us as beneficially owned by (i) each of our directors and executive officers named in the executive compensation tables and (ii) all of our directors and Section 16 statutory officers as a group, in each case based upon the beneficial ownership of such persons of common stock as reported to us as of February 28, 2007, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of

Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Certain shares beneficially owned by our officers and directors may be held in accounts with third party brokerage firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such brokerage firm’s policies.

	Number of		Percent of
Beneficial Owner	Shares		Class

Robert Mehrabian	393,161	(1)	1.1%
John T. Kuelbs	258,953	(2)	*
Dale A. Schnittjer	121,660	(3)	*
James M. Link	76,754	(4)	*
Aldo Pichelli	78,549	(5)	*
Roxanne S. Austin	2,177	(6)
Robert P. Bozzone	794,001	(7)	2.3%
Frank V. Cahouet	99,260	(8)	*
Charles Crocker	36,256	(9)	*
Kenneth C. Dahlberg	7,522	(10)	*
Simon M. Lorne	24,122	(11)	*
Paul D. Miller	42,695	(12)	*
Michael T. Smith	46,478	(13)	*
Wesley W. von Schack	3,202		*
All directors and executives as a group (15 persons)	2,007,291	(14)	5.6%

*	Less than one percent.

1.	The amount includes 89,850 shares held by The Mehrabian Living Trust, of which Dr. Mehrabian and his wife are trustees. The amount also includes 19,119 shares of unvested restricted stock subject to forfeiture and 243,001 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007.

2.	The amount includes 39,500 shares held jointly through the John T. Kuelbs and J. Michele Kuelbs trust, of which Mr. Kuelbs and his wife are trustees. The amount also includes 10,243 shares of unvested restricted stock subject to forfeiture and 127,501 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007. Also includes 7,412 shares held in Teledyne’s 401(k) plan and 1,717 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of January 30, 2007.

3.	The amount includes 2,029 shares held by the Schnittjer 2002 Trust, of which Mr. Schnittjer and his wife are trustees. The amount also includes 9,372 shares of unvested restricted stock subject to forfeiture and 86,201 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007. Also includes 2,230 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of January 30, 2007.

4.	The amount includes 8,057 shares of unvested restricted stock subject to forfeiture and 50,825 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007. Also includes 1,179 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of January 30, 2007.

5.	The amount includes 7,415 shares of unvested restricted stock subject to forfeiture and 50,843 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007. Also includes 883 shares held in Teledyne’s 401(k) plan and 2,629 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of January 30, 2007.

6.	The amount includes 2,000 shares held by the Thomas and Roxanne Austin Trust.

7.	The amount includes 94,781 shares held by the Robert P. Bozzone Grantor Retained Annuity Trust I and 28,000 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007. The amount also includes 34,285 shares held by Mr. Bozzone’s wife, beneficial ownership of which is disclaimed.

8.	This amount includes 15,527 shares held by a revocable trust, of which Mellon Bank, N.A. is trustee. The amount also includes 79,533 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007.

9.	The amount includes 32,488 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007.

10.	The amount includes 6,359 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007.

11.	The amount includes 21,112 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007.

12.	The amount includes 41,722 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007.

13.	The amount includes 43,491 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007. The amount also includes 200 shares owned by Mr. Smith’s wife, beneficial ownership of which is disclaimed.

14.	This amount includes an aggregate of 60,912 shares of unvested restricted stock subject to forfeiture and an aggregate of 821,087 shares of our common stock underlying stock options exercisable within 60 days of February 28, 2007. This amount includes shares to which beneficial ownership is disclaimed as follows: 34,285 shares owned by Mr. Bozzone’s wife and 200 shares owned by Mr. Smith’s wife. See also footnotes 1, 2, 3, 7, 8 and 14 for the number of shares held jointly and in trusts.

Phantom Shares.  Under the Teledyne Technologies Incorporated Non-Employee Director Stock Compensation Plan, non-employee directors may elect to defer payment of up to 75% of their annual retainer fees and committee chair fees and 100% of their meeting fees under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan. Under the Deferred Compensation Plan, non-employee directors may elect to have their deferred monies treated as though they are invested in our common stock (called the “Teledyne Common Stock Phantom Fund”). Deferrals to the Teledyne Common Stock Phantom Fund mirror actual purchases of stock, but no actual stock is issued. There are no voting or other stockholder rights associated with the fund. As of February 28, 2007, the following directors had the following number of phantom shares of common stock under the Deferred Compensation Plan: Paul D. Miller — 3,129.4607 phantom shares; Frank V. Cahouet — 694.9398 phantom shares.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

Our objective with respect to executive compensation is to attract and retain high quality executives and to align the interests of management with the interests of stockholders. To achieve this objective, our Personnel and Compensation Committee has determined that total compensation for executives will be comprised of three general characteristics:

•	It will be competitive in the aggregate, using a set of business and labor market competitors (by industry segment, as appropriate) to gauge the competitive marketplace.

•	It will be performance oriented, with a substantial portion of the total compensation tied to internal and external measures of performance.

•	It will promote long-term careers at Teledyne.

Personnel and Compensation Committee

The Personnel and Compensation Committee reviews and administers the compensation for the Chief Executive Officer and other members of senior management, including the named executive officers listed on the Summary Compensation Table appearing on page 32 of this Proxy Statement. In the case of the Chief Executive Officer, the compensation determination made by the Committee is reviewed by the entire Board. The Committee also oversees our employee benefit plans. The Committee is composed exclusively of non-employee, independent directors. The Committee has periodically retained compensation consultants, Hewitt Associates LLC and Watson Wyatt Company, to assist the Committee in fulfilling its responsibilities, and has done so in 2006. The only services that Hewitt Associates LLC performs for Teledyne are related to executive and director compensation and are primarily in support of decision-making by the Committee. The Committee has also considered publicly available market and other data on executive compensation matters.

The Personnel and Compensation Committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.teledyne.com. Among other duties, the charter states that the Committee shall, at least annually, review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and recommend to the Board the Chief Executive Officer’s compensation levels based on this evaluation. In determining the long-term incentive component of Chief Executive Officer compensation, the Committee considers corporate performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years. The charter also states that the Committee shall review and evaluate, on at least an annual basis, the performance of our executive officers and report to the Board concerning the results of its evaluation.

Our Chief Executive Officer works with the Personnel and Compensation Committee Chair, our Vice President of Administration and Human Resources and the Office of the Corporate Secretary in establishing the agenda for the Committee and makes compensation recommendations for the named executives (other than himself).

Benchmarking

The companies we use for comparative purposes are based for the most part on size and the industries in which we operate, specifically aerospace, electronics and systems engineering. Such peer group is not used for the purposes of the performance graph included in our Annual Report. The performance graph does compare our performance to the Russell 2000 Index, which is a performance measure under our long-term incentive compensation programs as discussed below. In order to provide industry specific data for those jobs not matched to positions in the peer group, data from other published survey sources was used as additional reference.

Our peer group is intended to be representative of companies of similar size to us in the industries in which we compete. Our peer group for 2006 compensation purposes was comprised of the following companies:

Ametek Industries Pty. Ltd. BAE Systems Aerospace, Inc. CACI International, Inc. Crane Co. Curtiss-Wright Corporation DRS Technologies, Inc. Engineered Support Systems, Inc.	Esterline Technologies Corporation Flir Systems, Inc. Griffon Corp Gencorp, Inc. Orbital Sciences Corporation Titan Corporation

Determining the Amount and Mix of Compensation

In determining both the amount and mix of compensation, the Committee, with assistance from Hewitt Associates, compared each named executive’s pay to various market data points for that named executive’s position and set compensation levels for salary, bonus and long-term compensation at levels that fall between the 50th percentile and 75th percentile of our peer group for each position. Our peer group contains companies with median revenue of $1.275 billion, and the Committee generally sets compensation at levels above the median for our peer group in recognition that we compete with much larger companies for executive-level talent. Mr. Kuelbs’ compensation was above the 75th percentile for general counsels in the general industry group used by us in recognition that his responsibilities exceed that of the typical industry general counsel — for example, he serves a leading role in negotiating our aircraft product liability insurance.

Our compensation program is designed to balance our need to provide our executives with incentives to achieve our short-and long-term performance goals with the need to pay competitive base salaries. The Personnel and Compensation Committee will consider the amount of prior salary increases, stock option grants and restricted stock grants as a factor in determining compensation for the current period. At the time that 2006 compensation for named executives was approved by the Personnel and Compensation Committee, the allocation of compensation between base salary, estimated bonus and estimated long-term compensation for our named executives was as follows:

	Robert	Dale A.
	Mehrabian	Schnittjer	John T. Kuelbs	James M. Link	Aldo Pichelli

Base salary	25%	29%	30%	37%	37%
Estimated bonus	44%	31%	32%	25%	27%
Estimated long-term compensation	31%	40%	38%	38%	36%

There is no pre-established policy for allocating between either cash and non-cash or short-term or long-term compensation. As discussed below, stock-based compensation in the form of stock options, restricted stock awards and performance share program awards represent a significant part of each named executive’s total compensation, and, as a result, the amount of stock-based compensation that a named executive receives compared to cash compensation is largely a factor of a named executive’s long-term compensation relative to total compensation. From 2003 to 2005, we began reducing the amount of annual stock option grants in anticipation of the expensing of stock options, which accounting practice became effective in 2006 and which can have the effect of decreasing our earnings per share. As a result, stock option awards now represent a smaller percentage of long-term compensation than they did in prior years. Future awards of stock based compensation may be limited by the amount of shares and full value awards available for grant under our stock incentive plans.

Base Salary.  Base salary for all management positions will be at the unit’s industry/market median for comparable positions unless there are sound reasons, such as competitive factors for a particular executive’s skill set, for varying significantly from industry medians. The Personnel and Compensation Committee’s judgment will always be the guiding factor in base salary determinations, as well as any other compensation issue. The Committee believes that no system should be so rigid that it prevents the use of judgment. The principal factors considered in decisions to adjust base salary are changes in compensation in our general industry and at our peer companies, our recent and projected financial performance and individual performance measured against pre-established goals and objectives.

Aggregate base salaries for our named executives increased by 6.6% in 2006 compared to aggregate base salaries for 2005. In making such increases, the Committee considered general industry and peer industry compensation information provided by Hewitt Associates and also our strategic growth plan, our strong performance and prior annual salary increases. Base salaries are reviewed by the Committee in July of each year and take effect on September 1 of each year. Base salaries are also reviewed at the time of a promotion or other changes in responsibilities.

Short-Term Incentives.  Annual incentive plan awards are cash bonuses based on the achievement of pre-defined performance measures, with up to 200% of the target award paid in the case of significant over-achievement. The majority of the awards are based on our achievement of financial performance goals, with a smaller portion tied to the achievement of pre-established individual goals.

For 2006, aggregate awards for all employees were paid from a pool equal to 7.7% of operating profit, which is less that the 11% limit initially established by the Committee when it approved the 2006 annual incentive plan goals. For 2005, aggregate awards equaled 8.8% of operating profit. The Non-Equity Incentive Plan Compensation column in the Summary Compensation Table contains the annual incentive plan award for 2006 paid to the named executives.

For 2006, awards were determined as follows for corporate executives: 40% of the award was tied to the achievement of predetermined levels of operating profit, 25% to the achievement of predetermined levels of revenue, 15% to the achievement of predetermined levels of accounts receivable and inventory as a percentage of revenue, which we refer to as managed working capital, and 20% to the achievement of specific individual performance objectives.

For business unit presidents, 10% of the award was tied to the achievement of predetermined levels of operating profit at the corporate level and 30% of the award was tied to achievement of predetermined levels of operating profit at the business unit level, 5% to the achievement of predetermined levels of revenue at the corporate level and 20% to the achievement of predetermined levels of revenue at the business unit level, 5% to the achievement of predetermined levels of managed working capital at the corporate level and 10% to the achievement of predetermined levels of managed working capital at the business unit level, and 20% to the achievement of specific individual performance objectives.

No annual incentive plan bonus is earned in any year unless operating profit is positive, after accruing for bonus payments, and operating profit is at least 75% of the operating plan, subject in each case to modification by the Committee. We chose operating profit, revenue and managed working capital as the components of the award because we believe these measures are key objective indicators of our year-over-year financial performance.

For 2006, our operating profit at the corporate level was 117.4% of the 2006 business plan target of $109 million, our revenue was 105.6% of the 2006 business plan target of $1.302 billion and our managed working capital was 94.8% of the 2006 business plan target of 23.2%. For purposes of calculating operating profit, revenue and managed working capital for 2006 annual incentive plan awards, we excluded sales and operating profit resulting from 2006 acquisitions that were not in our 2006 business plan at the time the annual incentive plan targets were established. In addition, for purposes of calculating operating profit for the 2006 annual incentive plan awards, we made other adjustments for certain costs that were not contemplated in our 2006 business plan, such as excluding expenses related to unplanned relocations and for favorable tax provision impacts.

For 2006, operating profit at our Electronics and Communications segment, of which Aldo Pichelli is the Senior Vice President and Chief Operating Officer, was 111% of the 2006 business plan target of $98.8 million, revenue was 102.4% of the 2006 business plan target of $827.3 million and managed working capital was 95% of the 2006 business plan target of 27.8%. Operating profit at our Systems Engineering Solutions segment, of which James Link is the President, was 98% of the 2006 business plan target of $27 million, revenue was 100.7% of the 2006 business plan target of $275.2 million and managed working capital was 120.2% of the 2006 business plan target of 8.9%.

The annual incentive plan awards in 2006 followed the same formula as the awards for 2005, the only changes being the predetermined levels of financial performance, which increased in 2006 as compared to 2005, and each named executive’s individual performance objectives.

The annual incentive plan award is expressed as a percentage of the participant’s base salary earned during the plan year. The schedule below shows the award guidelines for the 2006 awards for named executives and the actual awards as a percentage of 2006 base salary:

	AIP Award as a Percent of Salary
Participants	Target	Maximum	Actual 2006

Robert Mehrabian	80%	160%	160%
Dale A. Schnittjer	60%	120%	103%
John T. Kuelbs	60%	120%	103%
James M. Link	45%	90%	66%
Aldo Pichelli	45%	90%	69%

The target and maximum percentages were the same as in 2005.

If based totally on the standard performance objectives, actual 2006 annual incentive bonuses as a percentage of base salary would have been less than 2005 annual incentive bonuses. However, the Personnel and Compensation Committee exercised its authority to make an upward discretionary adjustment because the performance goals of the named executives exceeded the goals set out in the 2006 business plan, 2006 financial performance was strong compared to 2005 and because the named executives successfully completed several key acquisitions during 2006. The Committee determined that Dr. Mehrabian achieved 200% of his individual performance objectives, Mr. Schnittjer achieved 180% of his individual performance objectives, Mr. Kuelbs achieved 180% of his individual performance objectives, Mr. Pichelli achieved 175% of his individual performance objectives and Mr. Link achieved 160% of his individual performance objectives.

The aggregate amount of additional discretionary bonuses for 2006 exceeded by approximately 3.5% the 5% discretionary guideline that was originally established by the Committee in the 2006 executive compensation plan. In making its determination to exceed the 5% guideline, the Committee considered the strong financial performance of the Company over 2005, the aggressive and high goals placed on its key employees and the acquisitions made during 2006. It also considered our continuing desire to retain and motivate key employees.

Long-Term Incentives.  We have two long-term incentive plans that have been approved by our stockholders, the Teledyne Technologies Incorporated 1999 Incentive Plan and the Teledyne Technologies Incorporated 2002 Stock Incentive Plan.

Long-term incentives consist of three components: stock options, a three-year performance share program and a restricted stock award program

Stock Options.  Stock options are awarded annually to a broad group of key employees who are nominated by management to receive awards and whose awards the Personnel and Compensation Committee approves. In practice, the amount of the award generally depends on the employee’s position. Stock options provide our employees with the opportunity to participate in shareholder value created as a result of stock price appreciation, and as a result further our objective of aligning the interests of management with the interests of our stockholders.

All stock options granted are non-qualified stock options and vest at a rate of one-third per year, with full vesting at the end of three years. A description of the terms under our incentive plans related to the treatment of stock options upon termination of employment can be found under the heading “Potential Payments Upon Termination or a Change in Control” on page 42 of this Proxy Statement.

At the beginning of 2006, under the 2002 Stock Incentive Plan, we made an annual award of stock options for an aggregate of 466,063 shares of common stock to a total of 253 employees, of which options to purchase 99,000 shares of common stock were awarded to named executives. For purposes of the Summary Compensation Table, stock options are valued at fair value calculated in accordance with FAS 123(R) and the compensation expense associated with an executive’s stock options as of December 31, 2006 is reported in the Option Awards column.

The following schedule represents award guidelines established by the Personnel and Compensation Committee for named executives and the actual stock option grants awarded to those named executives in 2006:

	Annual Stock Option Award Guidelines
Participants	Minimum	Maximum	Actual 2006

Robert Mehrabian	25,000	50,000	35,000
Dale A. Schnittjer	15,000	25,000	22,000
John T. Kuelbs	15,000	25,000	20,000
Aldo Pichelli	7,000	15,000	10,000
James M. Link	7,000	15,000	12,000

Actual awards made within the guidelines, except for awards made to the Chief Executive Officer, are based on the recommendation of the Chief Executive Officer and approval of the Personnel and Compensation Committee. The award for the Chief Executive Officer is made at the sole discretion of the Committee. The Committee reserves the right to change the award schedule set forth above, or other material terms of the plan, at its sole discretion.

Performance Share Program.  A three-year performance share program opportunity, with a new cycle beginning every three years, is available to key employees. Performance share program awards are intended to reward executives to the extent we achieve specific pre-established financial performance goals and provide a greater long-term return to shareholders relative to a broader market index. The performance share program provides grants of performance share units, which key officers and executives may earn if we meet specified performance objectives over a three-year period. Forty percent of the award is based on the achievement of specified levels of operating profit, 30% on the achievement of specified levels of revenue and 30% on the achievement of specified levels of return to shareholders. No awards are made if the three-year aggregate operating profit is less than 75% of target, unless the Committee determines otherwise. A maximum of 200% for each component can be earned if 120% of the target is achieved. For the 2003-2005 and 2006-2008 cycles, the Russell 2000 Index is the benchmark for the specified return to shareholders component. Awards are generally paid to the participants in three annual installments after the end of the performance cycle so long as they remain employed. A description of the treatment of performance share program awards upon termination of employment can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 42 of this Proxy Statement.

For the 2003-2005 and the 2006-2008 cycles, one-half of the award will be paid in cash and, subject to the availability of full value award shares, one-half will be paid in shares of our common stock. We chose operating profit, revenue and return to shareholders as the components of the award because we believe these metrics strongly correlate with our growth and equity value. We established a three-year payout period following the end of each performance cycle to encourage continued employment by the participant.

In January 2006, under the 1999 Incentive Plan, the Committee established a performance cycle for the three-year period ending December 31, 2008. As of December 31, 2006, there were 23 participants in this performance cycle. Forty percent of the 2006-2008 performance cycle is based on achievement of operating profit of $378.5 million for three years, 30% on the achievement of revenue of $4,309.6 million for three years and 30% on the achievement of a return to shareholders that requires our stock performance to exceed the stock performance of the Russell 2000 Index. These performance targets are used by Teledyne solely for compensation purposes and should not be understood to be management’s expectations or guidance relating to future financial performance. All of the named executives in the Summary Compensation Table participate in the 2006-2008 performance share program.

The potential payouts under the 2006-2008 performance cycle can be found in the table headed “Grants of Plan-Based Awards” on page 34 of this Proxy Statement. The cash portion of the performance share award for the 2006-2008 performance cycle will be included in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column in the year in which the performance criteria are met (i.e., the in the last year of the performance cycle). For purposes of the Summary Compensation Table, the stock portion of the performance share award for the 2006-2008 performance cycle is valued at fair value calculated in accordance with FAS 123(R) and the compensation expense associated with the stock portion of the performance share award as of December 31, 2006 is recorded in the Stock Awards column. If the performance criteria are met, payments would occur in three annual installments commencing in 2009.

In December 2002, under the 2002 Stock Incentive Plan, the Committee established a performance cycle for the three-year period ended December 31, 2005. As of December 31, 2006, there were 25 participants in this performance cycle. With respect to this 2003-2005 cycle, the Committee has determined that 170.2% of the target performance was met. All of the named executives in the Summary Compensation Table participated in the 2003-2005 performance share program, with payments being made in 2006, 2007 and 2008. The first installment payment of awards was made in February 2006. The aggregate number of shares that will be paid to the named executives under the 2003-2005 performance cycle if the executive remains with Teledyne through 2008 can be found in the table headed “Outstanding Equity Awards at Fiscal Year End” beginning on page 35 of this Proxy Statement.

Restricted Stock Award Program.  A restricted stock award program has also been established for key employees, which was first approved and adopted by the Personnel and Compensation Committee in 2000. This program provides grants of restricted stock, generally each calendar year, to key employees at an aggregate fair market value equal to 30% of each recipient’s annual base salary as of the date of the grant, unless otherwise determined by the Committee. The restrictions are subject to both a time-based and performance-based component. In general, the restricted period for each grant of restricted stock extends from the date of the grant to the third anniversary of such date, with the restrictions lapsing on the third anniversary. However, unless the Committee determines otherwise, if we fail to meet certain minimum performance goals for a multi-year performance cycle (typically three years) established by the Committee as applicable to a restricted stock award, then all of the restricted stock is forfeited. If we achieve the minimum established performance goals, but fail to attain an aggregate level of 100% of the targeted performance goals, then a portion of the restricted stock would be forfeited. The performance goal for 2006, as in previous years, was the price of our common stock as compared to the Russell 2000 Index. In order for a participant to retain the restricted shares, our three-year aggregate return to shareholders (as measured by our stock price) must be at least 35% of the performance of the Russell 2000 Index for the three-year period. If our stock performance is less than 35% of the Russell 2000 Index performance, all restricted shares would be forfeited. If it ranges from 35% to less than 100%, a portion of the restricted shares will be forfeited. If it is 100% or more than 100%, no shares are forfeited and the participant does not receive additional shares. We believe that benchmarking the restricted stock performance goals to a broader market index like the Russell 2000 Index aligns the interest of management and stockholders because executives are rewarded only to the extent that our stock price performs relative to the stock prices of companies with similar market capitalizations.

A participant cannot transfer the restricted stock during the restricted period. In addition, during the restricted period, restricted stock generally will be forfeited upon a participant’s termination of employment. A description of the treatment of restricted stock awards upon termination of employment in cases of death, disability or retirement can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 42 of this Proxy Statement. Upon expiration of the restricted period, absent any forfeiture, we will deliver to the recipient certificates for the appropriate number of shares of common stock, as determined by the Committee based on achievement of the specified performance objectives, free of the restrictive legend.

We granted restricted stock to key employees on January 23, 2007, January 24, 2006, January 25, 2005, January 27, 2004 and February 25, 2003. All restrictions on the February 25, 2003 awards lapsed on February 25, 2006 and all restrictions on the January 27, 2004 awards lapsed on January 27, 2007.

For purposes of the Summary Compensation Table, restricted stock awards are valued at fair value calculated in accordance with FAS 123(R) and the compensation expense associated with an executive’s restricted stock awards as of December 31, 2006 is reported in the Stock Awards column.

The potential payouts under January 24, 2006 restricted stock award can be found in the table headed “Grants of Plan-Based Awards” on page 34 of this Proxy Statement. The maximum number of shares that the named executive could retain under the restricted stock awards granted on January 27, 2004, January 25, 2005 and January 24, 2006 can be found in the table headed “Outstanding Equity Awards at Fiscal Year End” beginning on page 35 of this Proxy Statement.

We believe that the terms of the stock options, the performance share awards and restricted stock awards are consistent with our compensation goals of employee retention, rewarding executives for long-term performance and rewarding executives for long-term increases in our stock price, both in absolute terms and as compared to the broader market.

Change in Control Severance Agreements

Each of our named executives, as well as ten other executives, is a party to a change in control severance agreement with us. A description of the terms of the agreements can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 42 of this Proxy Statement. In entering into these agreements, the Personnel and Compensation Committee desired to assure that we would have the continued dedication of certain executives and the availability of their advice and counsel, notwithstanding the possibility of a change in control, and to induce such executives to remain in our employ. The Committee believes that, should the possibility of a change in control arise, it is imperative that we be able to receive and rely upon our executives’ advice, if requested, as to the best interests of our company and stockholders without the concern that he or she might be distracted by the personal uncertainties and risks created by the possibility of a change in control. The Committee also considered arrangements offered to similarly situated executives of comparable companies.

We chose the specific amounts and triggers contained in the change in control agreements because we believe such terms provide reasonable assurances that our executive officers will remain with us during an acquisition or change of control event, should one occur, and assist in the assessment of a possible acquisition or change in control event and advise management and the board as to whether such acquisition or change in control event would be in the best interests of our company and stockholders.

In July 2004, as a matter of good practice and not because of any particular transaction, the Personnel and Compensation Committee reviewed the potential aggregate costs to a potential acquirer associated with the change in control severance agreements, including estimated excise taxes and gross-up payments associated with the agreements). The Committee continues to consider it unlikely that the employment of all 15 applicable employees would be terminated following a change in control.

Employment Agreement

In 1999, we entered into an employment agreement with Dr. Mehrabian, which agreement was amended and restated on April 25, 2001 to update Dr. Mehrabian’s titles and the types and rates of compensation to which he was entitled, and was amended and restated again on January 24, 2006, primarily to assure compliance with Section 409A of the Internal Revenue Code. The employment agreement was initially entered into in order to memorialize compensation-related agreements made by Dr. Mehrabian and ATI prior to our spin-off from ATI. The amended and restated employment agreement provides that we shall employ Dr. Mehrabian as our Chairman, President and Chief Executive Officer. The agreement terminates on December 31, 2007, but will be automatically extended annually unless either party gives the other written notice prior to October 31 that it will not be extended. No such notice was given in 2006. On January 23, 2007, without amending Dr. Mehrabian’s employment agreement, our Board of Directors asked Dr. Mehrabian to continue to serve as its Chairman, President and Chief Executive Officer through at least December 31, 2009.

Under the current agreement, Dr. Mehrabian has an annual base salary of $750,000. The agreement provides that Dr. Mehrabian is entitled to participate in our annual incentive bonus plan and other executive compensation and benefit programs. The agreement provides Dr. Mehrabian with a non-qualified pension arrangement, under which we will pay Dr. Mehrabian starting six months following his retirement, as payments supplemental to any accrued pension under our qualified pension plan, an amount equal to 50 percent of his base compensation as in effect at retirement. The number of years for which such annual amount shall be paid will be equal to the number of years of his service to us (including service to ATI), but not more than 10 years.

Perquisites and Other Benefits

Some of our named executives receive car allowances, leased vehicles and/or country club memberships. We provide car allowances and leased vehicles in cases where the named executive typically travels for business and also for retention of senior executives. We make club memberships available to the named executives because they can be used for business entertainment purposes. In addition, in December 2006, the Personnel and Compensation Committee approved relocation assistance to Mr. Pichelli and Mr. Schnittjer, along with certain other members of management, in connection with the relocation of our corporate headquarters in the first quarter of 2007. The relocation assistance consists of realtor fees on sale of a home or initial leasing expense, closing costs associated with the purchase of a new home and physical relocation expenses, up to a maximum of $125,000 per individual. In addition, the Committee approved an annual base salary increase of $12,500, effective February 2, 2007, to Mr. Kuelbs to compensate for his longer commute to our new headquarters. The cost associated with these benefits for named executives, to the extent they aggregate more than $10,000 per individual, are included in the Other Compensation column of the Summary Compensation Table, to the extent paid in 2006.

Deferred Compensation

Our named executives are eligible to participate in our executive deferred compensation plan. The deferred compensation plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available to all members of management and certain other highly-compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees. The deferred compensation plan was initially established to provide benefits to our employees who were employees of ATI and participated in the ATI executive deferred compensation plan prior to our spin-off from ATI. A description of the terms of the deferred compensation plan can be found under the heading “Nonqualified Deferred Compensation” beginning on page 38 of this Proxy Statement. In addition, the Nonqualified Deferred Compensation Table on page 38 of this Proxy Statement sets forth information about the account balances, contributions and withdrawals of each named executive that participates in the deferred compensation plan.

Pension Plans

In connection with the spin-off, we adopted a defined benefit pension plan on terms substantially similar to the parts of the ATI pension plan applicable to all of our employees, both active and inactive at our operations that perform government contract work and for our active employees at our commercial operations. All of the named executives participate in the pension plan. The annual benefits payable under these parts of the pension plan to participating salaried employees retiring at or after age 65 is calculated under a formula which takes into account the participant’s compensation and years of service. The Internal Revenue Code limits the amounts payable to participants under a qualified pension plan. We have also adopted a benefit restoration/pension equalization plan, which is designed to restore benefits that would be payable under the pension plan provisions but for the limits imposed by the Internal Revenue Code, to the levels calculated pursuant to the formulas contained in the pension plan provisions or for any monies deferred under our deferred compensation plan.

Our pension plan was initially established to provide benefits to employees who were employees of ATI and participated in the ATI pension plan prior to our spin-off from ATI. Effective January 1, 2004, in order to limit our future obligations under our pension plan, new non-union employee hires do not participate in the pension plan. Instead such new hires participate in an enhanced 401(k) plan.

A description of the terms of our pension plan can be found under the heading “Pension Benefits” beginning on page 37 of this Proxy Statement. In addition, the Pension Benefits Table on page 37 of this Proxy Statement sets forth information about each named executive’s years of accredited service and the actuarial present value of each named executive’s accumulated benefit under our pension plan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for annual compensation paid to a chief executive officer and certain other highly compensated officers in excess of $1 million unless the compensation qualifies as “performance-based” or is otherwise exempt under the law. Both stock incentive plans are intended to meet the deductibility requirements of the regulations promulgated under Section 162(m). However, the Committee may determine in any year that it would be in our best interest for awards to be paid under stock incentive plans, or for other compensation to be paid, that would not satisfy the requirements for deductibility under Section 162(m). In making such determination, the Committee would consider the net cost to us and our ability to effectively administer executive compensation in the long-term interests of shareholders.

Financial Restatements

Our Personnel and Compensation Committee does not have an established practice regarding the adjustment or recovery of awards or payment if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee will determine whether to seek recovery of incentive compensation in the event of a financial restatement or similar event based on the facts and circumstances surrounding a financial restatement or similar event, should one occur. Among the key factors that the Committee will consider is whether the executive officer engaged in fraud or willful misconduct that resulted in need for a restatement. Since the time of our spin-off, we have not restated our financial statements.

In addition, individual performance objectives for executive officers under our annual incentive plan program include compliance with laws and Company policies and procedures. As a result, an executive’s bonus may be adversely affected to the extent a financial restatement or similar event involved a violation of law or Company policy.

Policies Relating to the Timing and Pricing of Stock Option Awards and Stock
Awards

Stock Options  Stock options may be granted under our 1999 Incentive Plan and 2002 Stock Incentive Plan by the Personnel and Compensation Committee, which is the administrator of the two plans. In addition, in 2000 the Committee delegated authority to our Chief Executive Officer to grant options to purchase up to 130,000 shares to employees under the 1999 Incentive Plan, which amount the Committee increased by 21,847 shares in 2007. Of these 151,847 shares, 50,876 remained available for grant by our Chief Executive Officer under this delegated authority as of January 31, 2007. Stock options may also be granted to non-employee directors under our 1999 Non-Employee Director Stock Compensation Plan and under administrative rules under our 2002 Stock Incentive Plan adopted in January 2007. Our Nominating and Governance Committee administers these non-employee director plans.

Stock options are generally granted by the Personnel and Compensation Committee in January of each year at its regularly scheduled committee meeting. At this meeting the Committee finalizes annual bonuses for the previous fiscal year and sets the terms of our annual incentive plan for the current fiscal year. We typically issue our press release containing financial results for the fourth quarter and year end shortly following this meeting date. Grants by our Chief Executive Officer under his delegated authority may be made at any time, but primarily have been made to new hires (including new hires resulting from acquisitions) or following the successful completion of special projects. In 2006, our Chief Executive Officer granted options to purchase up to 4,500 shares to six employees under this delegated authority. Under our 1999 Non-Employee Director Stock Compensation Plan, an annual grant of options to purchase 4,000 shares is made to each non-employee director after our annual meeting of shareholders. In addition, directors may elect to receive all or a part of their board and committee meeting fees and annual retainer fee in the form of stock options.

Pursuant to the terms of our 1999 Incentive Plan and 2002 Stock Incentive Plan, the exercise price for new stock option grants must equal the fair market value of our common stock, which for purposes of the plans is defined as the average of the high and low quoted sales price of a share of our common stock on the New York Stock Exchange on the date of grant. New grants made by our Personnel and Compensation Committee have exercise prices equal to the fair market value of our common stock on the date of the meeting at which the grant was approved by the Committee. Grants made by the Chief Executive Officer have exercise prices equal to the fair market value of our common stock on the date of grant. Stock options granted to non-employee directors as part of the annual grant have exercise prices equal to the fair market value of our common stock on the date of grant. For a non-employee director that elects to have all or a portion of his or her retainer or meeting fees paid in the form of stock options, the number of shares to be subject to the stock option is determined by dividing the applicable portion of the non-employee director’s fees elected to be received as stock options by an amount equal to the fair market value of a share of common stock on the date of grant multiplied by 0.3333, and the exercise price for such non-employee director’s stock options is equal to the fair market value of our common stock on the date of grant multiplied by 0.6666.

Stock Awards  Restricted stock awards and performance share program stock awards may be granted under our 1999 Incentive Plan and 2002 Stock Incentive Plan by the Personnel and Compensation Committee, which is the administrator of the two plans.

Restricted stock awards are generally granted each year by the Personnel and Compensation Committee at the same January meeting that the Personnel and Compensation Committee makes stock option award grants. The number of shares is determined by dividing an amount generally equal to in value to 30% of a participating executive’s base salary by the average of the high and low stock prices for 20 trading days preceding the date of grant.

Performance cycles under the performance share program are generally established once every three years, at the same January meeting that the Personnel and Compensation Committee makes restricted stock award grants and stock option award grants. The number of shares for the stock portion of the award is determined by dividing one half of the value of the award by the an amount equal to the average of the high and low quoted sales price of a share of our common stock on the New York Stock Exchange on the date that the performance cycle is established by the Personnel and Compensation Committee.

For non-employee directors that elect to receive meeting fees or annual retainer fees in the form of a stock award the number of shares to be subject to the stock award is determined by dividing the applicable portion of the non-employee director’s fees elected to be received as stock by an amount equal to the average of the high and low quoted sales price of a share of our common stock on the New York Stock Exchange on the meeting date. For annual retainer fees, which are paid semi-annually, the grant date is the first business day of January and July.

Stock Ownership Policies

Our Personnel and Compensation Committee believes stock-based compensation is an important element of compensation and, as discussed above, stock-based compensation figures prominently in our mix of compensation. However, we do not currently have stock ownership requirements for our executive officers. Our Personnel and Compensation Committee has indicated that it will evaluate whether adopting such guidelines is in our best interests.

Personnel and Compensation Committee Report

The following report of the Personnel and Compensation Committee is included in accordance with the rules and regulations of the Securities and Exchange Commission. It is not incorporated by reference into any of our registration statements under the Securities Act of 1933.

Report of the Personnel and Compensation Committee

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teledyne Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Personnel and Compensation Committee of the Board of Directors:

Charles Crocker, Chair
Robert P. Bozzone
Kenneth C. Dahlberg
Michael T. Smith
Wesley W. von Schack

February 20, 2007

Compensation Committee Interlocks and Insider Participation

No member of the Personnel and Compensation Committee of our Board of Directors is an officer or employee of the Company. Charles J. Queenan, Jr., who retired as a director and as a member of the Personnel and Compensation Committee at our 2006 Annual Meeting, was often referred to honorifically as “senior counsel” to a law firm that provided services to us during 2006 and currently provides services to us. Mr. Queenan retired as a partner of such firm on December 31, 1995. We had been advised that the law firm did not compensate him, nor did he participate in the firm’s earnings or profits. Our Board had determined that he was independent. See “Certain Transactions” at page 47. During 2006, no other member of the Committee had a current or prior relationship and no officer who was a statutory insider had a relationship to any other company, in each case that must be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation earned by certain of our executive officers during fiscal year 2006. It sets forth information about compensation paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were required to file reports under Section 16 of the Securities Exchange Act of 1934 (the “named executives”) for fiscal 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive	Deferred	All Other
		Salary	Bonus	Awards	Awards	Plan	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	Compensation(5)	Earnings(6)($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Robert Mehrabian	2006	$718,271	—	$476,586	$450,290	$1,200,000	$889,514	$21,675	(7)	$3,756,336
Chairman, President and Chief Executive Officer (Principal Executive Officer)
Dale A. Schnittjer	2006	$346,227	—	$208,576	$255,120	$366,951	$560,719	$12,706	(8)	$1,750,299
Senior Vice President and Chief Financial Officer (Principal Financial Officer)
John T. Kuelbs	2006	$375,796	—	$228,698	$253,063	$398,288	$187,241	$17,819	(9)	$1,460,905
Executive Vice President, General Counsel and Secretary
James M. Link	2006	$308,207	—	$158,701	$145,815	$201,800	$108,429	$23,113	(10)	$946,065
President, Teledyne Brown Engineering, Inc.
Aldo Pichelli	2006	$280,586	—	$141,909	$116,963	$207,767	$188,303	$9,114	(11)	$944,642
Senior Vice President and Chief Operating Officer, Electronics and Communications Segment

(1)	2006 base salaries for the named executives, which took effect on September 1, 2006, were as follows: Dr. Mehrabian, $750,000; Mr. Schnittjer, $357,011; Mr. Kuelbs, $387,504; Mr. Link, $304,304; and Mr. Pichelli, $301,059. Mr. Kuelbs’ base salary was increased to $400,004 effective February 2, 2007.

(2)	The named executives were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute Annual Incentive Plan bonus awards for 2006 performance that were approved by the Personnel and Compensation Committee on January 23, 2007, and paid shortly thereafter.

(3)	Represents the dollar amount associated with the named executive’s restricted stock awards and the stock award component of the Performance Share Program that is recognized as compensation for financial statement reporting purposes with respect to the fiscal year 2006 in accordance with FAS 123(R). For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K under the headings “Performance Share Plan” and “Restricted Stock Award Program”. Includes 2006 compensation expense associated with restricted stock awards granted in 2004, 2005 and 2006 and the 2006-2008 performance cycle under the Performance Share Program.

(4)	Represents the dollar amount associated with the named executive’s option grants that is recognized as compensation for financial statement reporting purposes with respect to the fiscal year 2006 in accordance with FAS 123(R). For a discussion of the assumptions made in the valuation, please see Note 2 (Summary of Significant Accounting Policies) to the financial statements in our Annual Report on Form 10-K under the heading “Stock Incentive Plans”. Includes 2006 compensation expense associated with stock options granted in 2003, 2004, 2005 and 2006.

(5)	Represents 2006 bonus amounts paid in 2007 under the Annual Incentive Plan. The named executives also were paid the following cash amounts in February 2006 under the first installment of the Performance Share Program for the 2003-2005 Performance Cycle: Dr. Mehrabian, $672,965; Mr. Schnittjer, $223,010; Mr. Kuelbs, $254,089; Mr. Link, $95,220; and Mr. Pichelli, $52,724. Participants in the Performance Share Program may elect to pay taxes due with respect to an installment payment with awarded shares, awarded cash or a combination thereof. Each of Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer and Mr. Link chose to pay taxes by reducing the number of shares to which he was entitled. Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer and Mr. Link were entitled to 16,765 shares, 7,864 shares, 6,002 shares and 4,736, respectively. As a result of their elections, shares issuable to Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer and Mr. Link were reduced by 12,589, 4,068, 3,973 and 725 shares, respectively, and the cash portion of their awards increased by $421,920, $136,339, $133,155 and $24,298 to pay applicable taxes. For purposes of the Summary Compensation Table, cash awards under the Performance Share Program are deemed earned in the last year of the performance cycle, at the time when performance criteria are met, even though they are paid to participants in three annual installments after the end of the performance cycle so long as they remain employed by Teledyne. As a result, the foregoing cash amounts paid in 2006 under the Performance Share Program are not reflected in the Non-Equity Incentive Plan Compensation column.

(6)	Represents the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Teledyne Technologies Incorporated Pension Plan, the Teledyne Technologies Benefit Restoration/Pension Equalization Plan and, in the case of Dr. Mehrabian, the supplemental pension arrangement contained in his employment agreement, from December 31, 2005 to December 31, 2006. In computing these amounts, we used the same assumptions as were used to compute the annual accruals for possible future payments under our pension plans for our 2006 financial statements.

(7)	Represents $12,000 in car allowances and $9,675 in country club membership fees and dues and related tax reimbursements.

(8)	Represents $8,067 for a leased vehicle, $1,000 in company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, $2,443 in respect of a death benefit under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan and $1,196 in respect of an employer matching contribution under the Employee Stock Purchase Plan.

(9)	Represents $12,000 in car allowances, $1,000 in company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, $3,623 in respect of a death benefit under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan and $1,196 in respect of an employer matching contribution under the Employee Stock Purchase Plan.

(10)	Represents $12,000 in car allowances, $8,894 in country club membership fees, $1,000 in company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, and $1,219 in respect of an employer matching contribution under the Employee Stock Purchase Plan.

(11)	Represents $5,908 for a leased vehicle, $1,000 in company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, $1,010 in respect of a death benefit under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan and $1,196 in respect of an employer matching contribution under the Employee Stock Purchase Plan.

Grants of Plan-Based Awards

The table below sets forth information on grants to the named executives of options and stock awards in fiscal year 2006.

								All Other
								Option	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Awards:	or Base		Grant Date
		Under Non-Equity			Under Equity			Number of	Price of	Closing	Fair Value
		Incentive Plan Awards			Incentive Plan Awards			Securities	Option	Price on	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Grant	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Options	($/Sh)(1)	Date	Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Robert Mehrabian	1/24/06							35,000	$32.35	$32.73	$465,500
	1/24/06(3)				2,388	6,823	6,823				$144,901
	1/24/06(4)	$131,251	$525,002	$1,050,005	4,057	16,229	32,458				$525,008
Dale A. Schnittjer	1/24/06							22,000	$32.35	$32.73	$292,600
	1/24/06(3)				1,160	3,314	3,314				$70,383
	1/24/06(4)	$53,128	$212,511	$425,023	1,642	6,569	13,138				$212,507
John T. Kuelbs	1/24/06							20,000	$32.35	$32.73	$266,000
	1/24/06(3)				1,259	3,597	3,597				$76,394
	1/24/06(4)	$57,665	$230,659	$461,318	1,783	7,130	14,260				$230,656
James M. Link	1/24/06							12,000	$32.35	$32.73	$159,600
	1/24/06(3)				996	2,845	2,845				$60,425
	1/24/06(4)	$36,489	$145,955	$291,909	1,128	4,512	9,023				$145,963
Aldo Pichelli	1/24/06							10,000	$32.35	$32.73	$133,000
	1/24/06(3)				917	2,620	2,620				$55,642
	1/24/06(4)	$33,600	$134,399	$268,798	1,039	4,155	8,309				$134,414

(1)	Pursuant to the terms of the 1999 Incentive Plan and the 2002 Stock Incentive Plan, the exercise price for stock options is determined based on an average of the high and low prices on the grant date.
(2)	Calculated in accordance with FAS 123(R). For a discussion of the assumptions made in the valuation, please see Note 2 (Summary of Significant Accounting Policies) to the financial statements in our Annual Report on Form 10-K under the heading “Stock Incentive Plans” for stock options and Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K for Performance Share Program and Restricted Stock Award Program awards.
(3)	Represents the estimated future payouts under the restricted stock award granted under the Restricted Stock Award Program on January 24, 2006.
(4)	Represents the estimated future payouts under the Performance Share Program for the 2006-2008 performance cycle, which performance cycle began on January 1, 2006. The amount of the award is based on the base salary at the beginning of the award period. Subject to the continued availability of “full value award” shares under the 1999 Incentive Plan, one-half of the award is payable in common stock, with the number of shares based on the average of the high and low sale prices of a share of common stock on the New York Stock Exchange on the date the award was approved (January 24, 2006), which was $32.35. One-half of the award is payable in cash. Each payment, if any, will be subject to payment of applicable taxes. The estimated cash payouts under the award are disclosed under the column headed “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and the estimated stock payouts under the award are disclosed under the column headed “Estimated Future Payouts Under Equity Incentive Plan Awards.”

The material terms of our Annual Incentive Plan, stock option awards, Performance Share Program, Restricted Stock Award Program and our employment agreement with Dr. Mehrabian are described in Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the named executives as of December 31, 2006.

	Option Awards					Stock Awards
			Equity Incentive					Equity Incentive	Equity Incentive
			Plan Awards:					Plan Awards:	Plan Awards:
	Number of	Number of	Number of			Number of	Market Value	Number of	Market or
	Securities	Securities	Securities			Shares or	of Shares	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Units of	or Units of	Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Units or Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested(2)	Vested	Vested(2)
Name	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert Mehrabian	60,000	—	—	$19.56	2/20/11	33,528(3)	$1,345,479	9,541(4)	$382,880
	60,000	—	—	$14.48	1/22/12			6,636(5)	$266,303
	48,000	—	—	$13.45	2/4/13			6,823(6)	$273,807
	26,667	13,333	—	$19.27	1/27/14			16,229(7)	$651,270
	11,667	23,333	—	$26.99	1/25/15
	—	35,000	—	$32.35	1/24/16

Dale A. Schnittjer	10,000	—	—	$9.67	1/25/10	12,000(3)	$481,560	4,692(4)	$188,290
	12,000	—	—	$19.56	2/20/11			3,364(5)	$134,997
	12,000	—	—	$14.48	1/22/12			3,314(6)	$132,991
	10,200	—	—	$13.45	2/04/13			6,569(7)	$263,614
	13,334	6,666	—	$19.27	1/27/14
	7,334	14,666	—	$26.99	1/25/15
	—	22,000	—	$32.35	1/24/16

John T. Kuelbs	30,000	—	—	$19.56	2/20/11	15,726(3)	$631,084	5,350(4)	$214,696
	30,000	—	—	$14.48	1/22/12			3,721(5)	$149,324
	25,500	—	—	$13.45	2/04/13			3,597(6)	$144,348
	14,667	7,333	—	$19.27	1/27/14			7,130(7)	$286,127
	6,667	13,333	—	$26.99	1/25/15
	—	20,000	—	$32.35	1/24/16

James M. Link	14,500	—	—	$14.48	1/22/12	9,472(3)	$380,111	4,067(4)	$163,209
	12,325	—	—	$13.45	2/04/13			2,943(5)	$118,103
	8,000	4,000	—	$19.27	1/27/14			2,845(6)	$114,170
	4,000	8,000	—	$26.99	1/25/15			4,512(7)	$181,067
	—	12,000	—	$32.35	1/24/16

Aldo Pichelli	3,817	—	—	$16.95	2/11/08	7,041(3)	$282,555	3,363(4)	$134,957
	3,817	—	—	$13.35	12/17/08			2,523(5)	$101,248
	5,000	—	—	$9.67	1/25/10			2,620(6)	$105,141
	5,000	—	—	$19.56	2/20/11			4,155(7)	$166,740
	7,500	—	—	$14.48	1/22/12
	6,375	—	—	$13.45	2/04/13
	6,667	3,333	—	$19.27	1/27/14
	3,000	6,000	—	$26.99	1/25/15
	—	10,000	—	$32.35	1/24/16

(1)	Stock options within each annual grant vest incrementally at a rate of one-third per year, with full vesting at the end of three years.

(2)	Based on December 29, 2006 closing price of $40.13.

(3)	Represents stock awards under the Performance Share Program for the 2003-2005 performance cycle that will be paid if executive remains employed by Teledyne through the 2008 payment date.

(4)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 27, 2004, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period. All of the shares fully vested on January 27, 2007.

(5)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 25, 2005, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period.

(6)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 24, 2006, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period.

(7)	Represents the potential payment of common stock under the 2006-2008 performance cycle of the Performance Share Program if the target performance level is achieved during the award period. Awards are paid to executives in three annual installments after the end of the performance cycle so long as they remain employed by Teledyne (with exceptions for retirement, disability and death). Stock awards under the Performance Share Program are subject to the availability of full value award shares under our stock plans.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised by the named executives in fiscal year 2006 and stock awards that vested or were paid in fiscal year 2006 to the named executives.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Robert Mehrabian(2)	288,400	$7,468,864	13,298(3)	$449,339(4)
			4,176(5)	$140,021(6)

Dale A. Schnittjer	37,595	$886,957	4,510(3)	$152,393(4)
			2,029(5)	$68,032(6)

John T. Kuelbs(7)	60,000	$1,645,045	7,484(3)	$252,884(4)
	—	—	3,796(5)	$127,280(6)

James M. Link	—	—	5,635(3)	$190,407(4)
	—	—	4,011(5)	$134,489(6)

Aldo Pichelli	17,633	$495,325	3,831(3)	$129,449(4)
	—	—	3,522(5)	$118,093(6)

(1)	The “value realized” is calculated by subtracting the exercise price from the market value of a share of common stock on the New York Stock Exchange on the date of exercise.

(2)	All of the options exercised by Dr. Mehrabian were exercised pursuant to a pre-established trading plan established in accordance with the guidelines of Rule 10b5-1 under Securities Exchange Act of 1934. The adoption of this plan was announced in a Current Report on Form 8-K dated August 23, 2005.

(3)	Represents restricted stock granted under the February 23, 2003 stock award that vested on February 25, 2006.

(4)	Based on a closing share price of $33.79 on February 24, 2006, the last business day prior to the vesting date of the award.

(5)	Represents the first installment of the 2003-2005 performance cycle under the Performance Share Program paid on February 9, 2006, the date the shares were issued. Participants in the Performance Share Program may elect to pay taxes due with respect to an installment payment with awarded shares, awarded cash or a combination thereof. Each of Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer and Mr. Link chose to pay taxes by reducing the number of shares to which he was entitled. Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer and Mr. Link were entitled to 16,765 shares, 7,864 shares, 6,002 shares and 4,736, respectively. As a result of their elections, shares issuable to Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer and Mr. Link were reduced by 12,589, 4,068, 3,973 and 725 shares, respectively, and the cash portion of their awards increased by $421,920, $136,339, $133,155 and $24,298 to pay applicable taxes.

(6)	Based on a closing share price of $33.53 on February 9, 2006, the date the installment payment was made.

(7)	All of the options exercised by Mr. Kuelbs were exercised pursuant to a pre-established trading plan established in accordance with the guidelines of Rule 10b5-1 under Securities Exchange Act of 1934. The adoption of this plan was announced in a Current Report on Form 8-K dated August 23, 2005.

Pension Benefits

The following table describes pension benefits provided to the named executives.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Robert Mehrabian	Teledyne Pension Plan	7.08	$223,869	—
	Benefit Restoration/ Pension Equalization Plan	7.08	$1,314,419	—
	Employment Agreement	9.42	$2,724,375	—

Dale A. Schnittjer	Teledyne Pension Plan	34.33	$893,901	—
	Benefit Restoration/ Pension Equalization Plan	34.33	$1,228,469	—

John T. Kuelbs	Teledyne Pension Plan	7.25	$213,226	—
	Benefit Restoration/ Pension Equalization Plan	7.25	$459,871	—

James M. Link	Teledyne Pension Plan	5.50	$167,453	—
	Benefit Restoration/ Pension Equalization Plan	5.50	$196,712	—

Aldo Pichelli	Teledyne Pension Plan	26.08	$411,073	—
	Benefit Restoration/ Pension Equalization Plan	26.08	$316,351	—

Teledyne Technologies Incorporated Pension Plan

In connection with the spin-off of Teledyne from ATI, we adopted the Teledyne Technologies Incorporated Pension Plan on terms substantially similar to the parts of the ATI Pension Plan applicable to our employees, both active and inactive, at our operations that perform government contract work and for our active employees at our commercial operations. Effective January 1, 2004, new non-union employee hires do not participate in the Pension Plan, but participate in our Teledyne Technologies Incorporated 401(k) Plan. The annual benefits payable under these parts of the pension plan to participating salaried employees retiring at or after age 65 is calculated under a formula which takes into account the participant’s compensation and years of service. The Internal Revenue Code limits the amounts payable to participants under a qualified pension plan.

The normal retirement age under the Pension Plan is generally the later of age 65 or the fifth anniversary of the date the participant commences participation in the Pension Plan. Participants that have satisfied the Pension Plan’s eligibility requirements and terminate employment on after their normal retirement date will be eligible to receive a lifetime monthly income following termination of employment. Generally, the basic retirement benefit is equal to one percent of a participant’s average monthly compensation up to monthly Social Security covered compensation, plus 1.65% of average monthly salary in excess of monthly Social Security covered compensation. This amount is then multiplied by the years of credited service completed by the participant, up to 30 years, but with some grandfathered exceptions, such as in the case of Mr. Schnittjer. In general, a participant that has achieved the age of 55 and has completed five years of service or has a vested accrued benefit is eligible for early retirement benefits under the Pension Plan. Early retirement benefits are the same as normal retirement benefits, except that the benefit is reduced by an amount equal to 3 percent for each year that a participant’s early retirement date precedes his or her normal retirement date. Participants in the Pension Plan may choose from two different annuity types (four types if married) available under the Pension Plan. Participants are prohibited from changing the annuity type elected once monthly benefit payments begin.

All of the named executives are currently eligible for either normal retirement or early retirement. For named executives, a year of credited service is any year in which the named executive has performed 1,000 or more service hours. None of the named executives have been granted extra years of credited service and it is our policy not to grant named executives with extra years of credited service.

Benefit Restoration/Pension Equalization Plan

We have also adopted a Benefit Restoration/Pension Equalization Plan, which is designed to restore benefits which would be payable under the pension plan provisions but for the limits imposed by the Internal Revenue Code, to the levels calculated pursuant to the formulas contained in the pension plan provisions or for any monies deferred under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan. The Benefit Restoration/Pension Equalization Plan provides that Teledyne will pay to the participant, without requirement for participant contribution upon his retirement, a retirement benefit equal to the difference between the maximum life annuity to which the participant would be entitled under the Pension Plan upon his or her retirement and the life annuity which is actually paid to the participant under the Pension Plan after giving effect to the limitations imposed by the Internal Revenue Code.

Employment Agreement with Dr. Mehrabian

The agreement with Dr. Mehrabian provides Dr. Mehrabian with a non-qualified pension arrangement under which we will pay Dr. Mehrabian starting six months following his retirement, as payments supplemental to any accrued pension under our qualified pension plan, an amount equal to 50 percent of his base compensation as in effect at retirement. The number of years for which such annual amount shall be paid will be equal to the number of years of his service to us (including service to ATI), but not more than 10 years.

Nonqualified Deferred Compensation

The following table sets forth information about the participation of named executives in the Executive Deferred Compensation Plan.

	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions in		Contributions	Earnings in	Withdrawals/	Balance
	Last FY		in Last FY	Last FY	Distributions	at Last FYE
Name	($)		($)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)

Robert Mehrabian	—		—	—	—	—
Dale A. Schnittjer	$33,936	(1)	—	$197,299	—	$1,297,899
John T. Kuelbs	$90,328	(1)	—	$142,014	—	$1,621,183
James M. Link	—		—	—	—	—
Aldo Pichelli	$109,919	(1)	—	$53,568	—	$644,184

(1)	The entire amount of this contribution is reported as compensation in the Summary Compensation Table above.

The Teledyne Executive Deferred Compensation plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available to all employees earning $100,000 or more per year for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.

A participant in the Deferred Compensation Plan may elect to defer up to 50% of his or her salary and up to 100% of his or her bonus for a calendar year. As participants defer funds into the Deferred Compensation Plan, premiums in the amount of the deferrals are deposited in life insurance contracts. Participants make deemed investment choices in funds underlying life insurance contracts. Upon retirement or termination, a participant receives his or her account balance. A participant can also receive his or her benefits prior to retirement or termination by pre-selecting a distribution date that is no less than three calendar years after the end of the year for which the election is made. A participant may elect to receive an amount equal to 90% of his or her account balance prior to his or her payment eligibility date. A participant may change monthly his or her investment designations. Deferral elections with respect to annual salaries are irrevocable, except that a participant may elect to increase, decrease or terminate his or her salary deferral earned during a calendar year by filing a new election on or before the preceding calendar year. Deferral elections with respect to bonuses are irrevocable and must be made each calendar year.

Director Compensation

Directors who are not our employees are paid an annual retainer fee of $40,000. Directors are also paid $1,500 for each Board meeting, Audit Committee meeting, Personnel and Compensation Committee meeting and Nominating and Governance Committee meeting attended. The chair of the Audit Committee is paid an annual fee of $7,000. Each chair of the Personnel and Compensation Committee and Nominating and Governance Committee is paid an annual fee of $4,000. Directors who are our employees do not receive any compensation for their services on our Board or its committees.

The non-employee directors also participate in the Teledyne Technologies Incorporated 1999 Non-Employee Director Stock Compensation Plan, as amended, and the 2002 Stock Incentive Plan under administrative rules adopted in January 2007. In lieu of cash annual retainer fees, cash Committee chair fees and cash meeting fees, this plan permits non-employee directors to elect to receive shares of our common stock and/or stock options or to defer compensation under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan (including a phantom share fund); provided, however, that at least 25% of the annual retainer fee must be paid in the form of our common stock and/or options to acquire our common stock. It also provides for certain automatic stock option grants for 4,000 shares of our common stock at the end of each Annual Meeting of Stockholders. If a non-employee director is first elected other than at an annual meeting, such non-employee director would receive an automatic option grant for 2,000 shares of our common stock.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006.

						Change in
						Pension
						Value and
	Fees Earned				Non-Equity	Nonqualified
	or Paid in		Stock	Option	Incentive Plan	Deferred	All Other
	Cash		Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)		($) (1)	($) (2)	($)	Earnings	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)

Roxanne S. Austin(3)	$16,640		—	$4,433	—	—	—	$21,073
Robert P. Bozzone	$64,032		—	$49,120	—	—	—	$113,152
Frank V. Cahouet	—		—	$139,005	—	—	—	$139,005
Charles Crocker	$66,568		—	$60,933	—	—	—	$127,501
Kenneth C. Dahlberg(4)	$34,398		—	$65,397	—	—	—	$99,795
Simon M. Lorne	—		—	$126,640	—	—	—	$126,640
Paul D. Miller	$57,017		—	$60,989	—	—	—	$118,006
Charles J. Queenan(5)	$36,024		—	$13,653	—	—	—	$49,677
Michael T. Smith	$22,000	(6)	—	$101,899	—	—	—	$123,899
Wesley von Schack(7)	$23,423		—	$11,083	—	—	—	$34,506

(1)	The amounts under the column headed “Fees Earned or Paid in Cash” include the cash value of meeting and/or retainer fees that the following directors elected to receive in the form of fully vested stock awards, as detailed below:

		Stock Award	Fees Paid in Stock
Name	Grant Date	(#)	($)

Roxanne S. Austin	10/9/06	54	$2,283
Robert P. Bozzone	1/3/06	509	$15,000
	7/5/06	464	$15,000
Charles Crocker	1/3/06	339	$10,000
	4/26/06	53	$2,000
	7/5/06	309	$10,000
Kenneth C. Dahlberg	2/21/06	328	$10,774
	7/5/06	464	$15,000
Paul D. Miller	1/3/06	509	$15,000
	7/5/06	464	$15,000
Charles J. Queenan	1/3/06	203	$6,000
Wesley von Schack	7/25/06	255	$8,696

(2)	Represents the dollar amount associated with the director’s option grants that is recognized as compensation for financial statement reporting purposes with respect to the fiscal year 2006 in accordance with FAS 123(R). For a discussion of the assumptions made in the valuation, please see Note 2 (Summary of Significant Accounting Policies) to the financial statements in our Annual Report on Form 10-K under the heading “Stock Incentive Plans”. Includes 2006 compensation expense associated with stock option grants made in 2005 and 2006. The following table sets forth the grant date fair value as calculated in accordance with FAS 123(R) of each option grant made to a director in fiscal year 2006:

		Option Award		Grant Date Fair Value
Name	Grant Date	(#)		($)

Roxanne S. Austin	10/09/06	2,000		$26,600
Robert P. Bozzone	4/26/06	4,000		$53,200
Frank V. Cahouet	1/03/06	2,751	*	$36,588

		Option Award		Grant Date Fair Value
Name	Grant Date	(#)		($)

	1/06/06	150	*	$1,995
	1/24/06	417	*	$5,546
	2/21/06	274	*	$3,644
	4/25/06	359	*	$4,775
	4/26/06	120	*	$1,596
	4/26/06	4,000		$53,200
	6/16/06	134	*	$1,782
	7/05/06	1,858	*	$24,711
	7/25/06	397	*	$5,280
	10/24/06	210	*	$2,793
	12/13/06	328	*	$4,362
Charles Crocker	4/26/2006	4,000		$53,200
Kenneth C. Dahlberg	2/21/06	2,000	*	$26,600
	4/25/06	239	*	$3,179
	4/26/06	120	*	$1,596
	4/26/06	4,000		$53,200
	6/16/06	134	*	$1,782
	7/25/06	397	*	$5,280
	10/24/06	210	*	$2,793
	12/13/06	328	*	$4,362
Simon M. Lorne	1/03/06	2,038	*	$27,105
	1/06/06	150	*	$1,995
	1/24/06	417	*	$5,546
	2/21/06	274	*	$3,644
	4/25/06	359	*	$4,775
	4/26/06	120	*	$1,596
	4/26/06	4,000		$53,200
	6/16/06	134	*	$1,782
	7/05/06	1,858	*	$24,711
	7/25/06	397	*	$5,280
	10/24/06	210	*	$2,793
	12/13/06	328	*	$4,362
Paul D. Miller	1/03/06	509	*	$6,770
	4/26/06	4,000		$53,200
	7/05/06	464	*	$6,171
Charles J. Queenan	—	—		—
Michael T. Smith	1/03/06	1,222	*	$16,253
	1/24/06	417	*	$5,546
	2/21/06	274	*	$3,644
	4/25/06	239	*	$3,179
	4/26/06	120	*	$1,596
	4/26/06	4,000		$53,200
	6/16/06	134	*	$1,782
	7/05/06	929	*	$12,356

		Option Award		Grant Date Fair Value
Name	Grant Date	(#)		($)

	7/25/06	397	*	$5,280
	10/24/06	105	*	$1,397
	12/13/06	328	*	$4,362
Wesley W. von Schack	7/25/06	2,000		$26,600

*	Stock options received in lieu of cash meeting fees or retainer fees, as elected by the director.

(3)	Ms. Austin was appointed as a director on October 9, 2006.

(4)	Mr. Dahlberg was appointed as a director on February 21, 2006.

(5)	Mr. Queenan retired from our Board of Directors on April 25, 2006.

(6)	Represents cash fees deferred in accordance with the terms of Teledyne’s Non-Employee Director Stock Compensation Plan.

(7)	Mr. von Schack was appointed as a director on July 25, 2006.

The following table sets forth the aggregate number of option awards and aggregate number of stock awards held by our directors as of December 31, 2006.

Name	Option Awards	Stock Awards

Roxanne S. Austin	2,000	54
Robert P. Bozzone	28,000	6,502
Frank V. Cahouet	82,460	—	(1)
Charles Crocker	32,488	3,472
Kenneth C. Dahlberg	7,428	792
Simon M. Lorne	24,049	—
Paul D. Miller	42,186	973	(2)
Charles J. Queenan(3)	24,000	2,714
Michael T. Smith	45,384	2,516
Wesley von Schack	2,000	255

(1)	Does not include 694.9398 phantom shares.

(2)	Does not include 3,129.4607 phantom shares.

(3)	Amounts are as of April 25, 2006, the date Mr. Queenan retired from our Board of Directors.

Potential Payments Upon Termination or a Change in Control

Change in Control Severance Agreements

Each of the named executives, as well as 10 other executives, is a party to a Change in Control Severance Agreement with the Company. The Agreements have a three-year, automatically renewing term. The executive is entitled to severance benefits if (1) there is a change in control of the Company and (2) within three months before or 24 months after the change in control, either we terminate the executive’s employment for reasons other than cause or the executive terminates the employment for good reason. “Severance benefits” consist of:

•	A cash payment equal to three times (in the case of Dr. Mehrabian, Messrs. Kuelbs, Schnittjer and Link and one other executive) or two times (in the case of Mr. Pichelli and nine other executives) the sum of (i) the executive’s highest annual base salary within the year preceding the change in control and (ii) the Annual Incentive Plan bonus target for the year in which the change in control occurs or the actual bonus payout for the year immediately preceding the change in control, whichever is higher.

•	A cash payment for the current Annual Incentive Plan bonus cycle based on the fraction of the year worked times the Annual Incentive Plan target objectives at 120% (with payment of the prior year bonus if not yet paid).

•	Payment in cash for unpaid Performance Share Program awards, assuming applicable goals are met at 120% of performance.

•	Continued equivalent health and welfare (e.g., medical, dental, vision, life insurance and disability) benefits at our expense for a period of up to 36 months (24 months in some agreements) after termination (with the executive bearing any portion of the cost the executive bore prior to the change in control); provided, however, such benefits would be discontinued to the extent the executive receives similar benefits from a subsequent employer.

•	Immediate vesting of all stock options, with options being exercisable for the full remaining term.

•	Removal of restrictions on restricted stock issued under our Restricted Stock Award Programs.

•	Full vesting under the Company’s pension plans (within legal parameters) such that the executive shall be entitled to receive the full accrued benefit under all such plans in effect as of the date of the change in control, without any actuarial reduction for early payment.

•	Up to $25,000 ($15,000 in some agreements) reimbursement for actual professional outplacement services.

•	A “gross-up-payment” to hold the executive harmless against the impact, if any, of federal excise taxes imposed on the executive as a result of the payments constituting a “excess parachute” as defined in Section 280G of the Internal Revenue Code.

For the purposes of the Change in Control Severance Agreement, a “change in control” will generally be deemed to occur if (1) the Company acquires actual knowledge that any person or group of persons acting together has acquired the beneficial ownership of securities of the Company entitling such person to 20% or more of the voting power of the Company, (2) a tender offer to acquire 20% or more of the voting power of the Company is completed, (3) a successful third party proxy solicitation is made relating to the election or removal of 50% or more of the members of the Board or any class of the Board, or (4) a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company occurs as a result of which the stockholders of the Company immediately prior to such transaction do not hold, immediately following such transaction, a majority of the voting power of the surviving, acquiring or resulting corporation.

The paragraphs below explain the impact on our executive compensation programs of various termination scenarios other than a termination that would trigger the benefits under the Change in Control Severance Agreements.

Annual Incentive Plan

The following is a summary of the terms of awards under our incentive plans related to the treatment of the annual incentive upon termination of employment:

If a participant’s employment is terminated before the end of a plan year for reason of death, permanent disability, or normal or early retirement, the bonus will be calculated at the end of the plan year, based on their actual salary earned during the plan year, provided they were with the Company for at least six months during the plan year.

If a participant’s employment is terminated during the plan year for any other reason, no bonus award will be paid for the plan year.

Stock Options

The following table summarizes the terms of awards under our incentive plans related to the treatment of stock options upon termination of employment or upon a change in control:

	Treatment of	Time to Exercise
Reason for Termination	Unvested Awards	Vested Awards

Change in Control	Awards Fully Vest	Remainder of Term
Death	Awards Fully Vest	12 Months
Disability	Continued Vesting	Remainder of Term
Retirement (options granted prior to 2006*)	Continued Vesting	Remainder of Term
Retirement (options granted after January 1, 2006)	Forfeiture	Remainder of Term
Other	Forfeiture	30 Days

*	Options granted under some prior Teledyne, Inc. plans require exercise within 90 days of retirement.

Performance Share Program

If a participant terminates employment because of retirement, his or her performance share plan participation will be prorated based on the number of full months of employment during the cycle, divided by 36. Awards for retired participants are paid at the same time as awards are paid to active participants. If a participant terminates employment for any other reason, the current cycle’s incentive and any prior cycle’s incentive will be forfeited unless deemed otherwise by the Personnel and Compensation Committee.

Restricted Stock Award Program

During the restricted period, restricted stock will be forfeited upon a participant’s termination of employment. However, if the participant dies, becomes disabled or retires prior to the expiration of the applicable performance cycle, the amount of the participant’s restricted stock that is not subject to forfeiture at the end of the performance cycle will be pro-rated for the portion of the performance cycle completed by the participant prior to his death, disability or retirement and that amount will become vested at the end of the performance cycle.

Potential Termination Payments

The following table sets forth the potential payments upon termination following a change of control, retirement, resignation or termination of the named executives as of December 31, 2006, assuming the termination event had taken place on December 31, 2006. The amounts shown include amounts earned through December 31, 2006, other than pension benefits, and are estimates of the amounts which would be paid out to the executives upon their termination following a termination event. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, and such amounts may be subject to re-negotiation at the time of actual termination. Estimated monthly pension benefits for named executives upon retirement or termination following a change in control are described at the end of this section.

Robert Mehrabian

	Change				Voluntary		Involuntary
Type of Benefit	in Control		Retirement		Termination(1)		Termination

Cash Severance	$5,850,000		—		—		—
Prorata Bonus Payment	$1,200,000		$1,200,000		$1,200,000		—
Value of Unvested Stock Options	$857,020	(2)	$584,721	(3)	$584,721	(3)	—
Value of Unvested Restricted Stock	$922,990	(4)	$631,454	(5)	$631,454	(5)	—
Value of Unpaid Performance Share Program Amounts	$4,200,121	(6)	$2,111,633	(7)	$2,111,633	(7)	—
Welfare Benefit Values	$31,172		—		—		—
Outplacement	$25,000		—		—		—
Excise Tax and Gross-Up Reimbursement	$3,881,757		—		—		—
Payments Net of Pension Benefit	$16,968,060		$4,527,808		$4,527,808		—

John T. Kuelbs

	Change				Voluntary		Involuntary
Type of Benefit	in Control		Retirement		Termination(1)		Termination

Cash Severance	$2,337,426		—		—		—
Prorata Bonus Payment	$465,005		$398,288		$398,288		—
Value of Unvested Stock Options	$483,760	(2)	$328,161	(3)	$328,161	(3)	—
Value of Unvested Restricted Stock	$508,368	(4)	$351,355	(5)	$351,355	(5)	—
Value of Unpaid Performance Share Program Amounts	$1,900,173	(6)	$980,697	(7)	$980,697	(7)	—
Welfare Benefit Values	$31,905		—		—
Outplacement	$25,000		—		—		—
Excise Tax and Gross-Up Reimbursement	$1,893,390		—		—		—
Payments Net of Pension Benefit	$7,645,027		$2,058,501		$2,058,501		—

Dale A. Schnittjer

	Change				Voluntary		Involuntary
Type of Benefit	in Control		Retirement		Termination(1)		Termination

Cash Severance	$2,153,505		—		—		—
Prorata Bonus Payment	$428,413		$366,951		$366,951		—
Value of Unvested Stock Options	$502,926	(2)	$331,765	(3)	$331,765	(3)	—
Value of Unvested Restricted Stock	$456,278	(4)	$312,578	(5)	$312,578	(5)	—
Value of Unpaid Performance Share Program Amounts	$1,613,547	(6)	$771,167	(7)	$771,167	(7)	—
Welfare Benefit Values	$31,505		—		—		—
Outplacement	$25,000		—		—		—
Excise Tax and Gross-Up Reimbursement	$2,000,998		—		—		—
Payments Net of Pension Benefit	$7,212,173		$1,782,461		$1,782,461		—

James M. Link

	Change				Voluntary		Involuntary
Type of Benefit	in Control		Retirement		Termination(1)		Termination

Cash Severance	$1,512,612		—		—		—
Prorata Bonus Payment	$273,874		$201,800		$201,800		—
Value of Unvested Stock Options	$281,920	(2)	$188,560	(3)	$188,560	(3)	—
Value of Unvested Restricted Stock	$395,482	(4)	$271,298	(5)	$271,298	(5)	—
Value of Unpaid Performance Share Program Amounts	$1,175,974	(6)	$595,070	(7)	$595,070	(7)	—
Welfare Benefit Values	$36,573		—		—		—
Outplacement	$25,000		—		—		—
Excise Tax and Gross-Up Reimbursement	$1,104,947		—		—		—
Payments Net of Pension Benefit	$4,806,382		$1,256,728		$1,256,728		—

Aldo Pichelli

	Change			Voluntary	Involuntary
Type of Benefit	in Control		Retirement(8)	Termination	Termination

Cash Severance	$996,470		—	—	—
Prorata Bonus Payment	$270,950		—	—	—
Value of Unvested Stock Options	$226,167	(2)	—	—	—
Value of Unvested Restricted Stock	$341,346	(4)	—	—	—
Value of Unpaid Performance Share Program Amounts	$990,383	(6)	—	—	—
Welfare Benefit Values	$27,145		—	—	—
Outplacement	$15,000		—	—	—
Excise Tax and Gross-Up Reimbursement	$1,413,111		—	—	—
Payments Net of Pension Benefit	$4,280,572		—	—	—

(1)	The payouts under retirement and voluntary termination scenarios are the same because Dr. Mehrabian, Mr. Kuelbs, Mr. Schnittjer, and Mr. Link are retirement eligible on December 31, 2006.

(2)	Represents the number of all unvested stock options as of December 31, 2006, multiplied by $40.13, the closing price of our common stock on December 29, 2006, less the aggregate exercise price of the unvested stock options. Pursuant to the terms of their stock option agreements, the named executives would receive this benefit on a change in control even if no termination occurred following the change in control.

(3)	Represents the number of unvested stock options as of December 31, 2006, other than stock options granted on or after January 1, 2006, multiplied by $40.13, the closing price of our common stock on December 29, 2006, less the aggregate exercise price of the unvested stock options.

(4)	Represents the number of shares of restricted stock granted in 2004, 2005 and 2006 multiplied by $40.13, the closing price of our common stock on December 29, 2006.

(5)	Represents the present value of restricted stock (based on the closing price of our common stock on December 29, 2006) pro-rated for the portion of the performance period completed by the named executive prior to retirement or voluntary termination. Assumes goals are met at 100% of performance targets. Actual payment of the stock award is not made until after the completion of the performance period.

(6)	Represents cash and shares payable under the 2003-2005 performance cycle and 2006-2008 performance cycle, with shares valued at $40.13, the closing price of our common stock on December 29, 2006.

(7)	Represents the present value of performance share program award (based on the closing price of our common stock on December 29, 2006) pro-rated for the portion of the performance cycle completed by the named executives prior to retirement or voluntary termination. Assumes goals are met at 100% of performance targets. Actual payment of the performance share program amounts is made at the same time payment is made to active participants.

(8)	Mr. Pichelli is not eligible for early retirement until February 2007.

The following table sets forth each named executive’s monthly pension benefit under the Teledyne Pension Plan and the Teledyne Benefit Restoration/Pension Equalization Plan assuming a change of control had taken place on December 31, 2006 and assuming each named executive had elected payment in the form of a single life annuity.

				Benefit			Total Monthly
			Additional	Restoration/		Additional	Payment
	Teledyne		Amounts	Pension		Amounts	following a
	Pension Plan		Resulting from	Equalization		Resulting from	Change in
	Benefit as of		Change in	Plan Benefit as		Change in	Control as of
	12/31/06		Control	of 12/31/06		Control	12/31/06

Robert Mehrabian(1)	$1,829		$0	$10,737		$0	$12,566
Dale Schnittjer	$7,693		$580	$10,573		$796	$19,642
John Kuelbs	$1,759		$40	$3,794		$87	$5,680
James Link	$1,385		$35	$1,626		$42	$3,088
Aldo Pichelli	$4,183	(2)	$1,793	$3,219	(2)	$1,380	$10,575

(1)	In addition, the annual pension benefit payable to Dr. Mehrabian under the supplemental pension arrangement contained in his employment agreement following termination from employment at December 31, 2006 (for reason other than for cause) would be $375,000 for 9.42 years, payable monthly.

(2)	Absent a change of control, monthly pension payments to Mr. Pichelli would not begin until February 2007 assuming termination of employment on December 31, 2006.

CERTAIN TRANSACTIONS

Spin-Off Agreements

We entered into several agreements with ATI governing the separation of our businesses and various employee benefits, compensation, tax, indemnification and transition arrangements. Our principal spin-off requirements, including the arrangement to ensure a favorable tax treatment, have been satisfied. Only one of our nine directors continues to serve on ATI’s board.

Other Relationships

Kirkpatrick & Lockhart Preston Gates Ellis LLP.  We retained the law firm of Kirkpatrick & Lockhart Preston Gates Ellis LLP (formerly known as Kirkpatrick & Lockhart Nicholson Graham LLP) to perform services for us during 2006, and expect additional services to continue in 2007. While Charles J. Queenan, Jr., a member of our Board of Directors who retired at our 2006 Annual Meeting in accordance with the Directors Retirement Policy, was often referred to honorifically as “senior counsel” to this law firm, he retired as a partner on December 31, 1995. We had been advised that the law firm did not compensate him, nor did he participate in the firm’s earnings or profits. Nothing withstanding this relationship, our Board of Directors had determined that Mr. Queenan was “independent,” within the meaning of the rules of the New York Stock Exchange, and was able to serve on the Audit Committee and the Personnel and Compensation Committee of the Board of Directors during 2006.

Mellon Bank.  Dr. Mehrabian and Dr. von Schack are directors of Mellon Financial Corporation. Mr. Cahouet had served as Chairman, President and Chief Executive Officer of Mellon Financial Corporation and Mellon Bank, N.A., having retired on December 31, 1998. Mr. Cahouet ceased being a director of Mellon Financial Corporation on April 18, 2000. We maintain various arms-length banking relationships with Mellon Bank, N.A. Mellon Bank, N.A. is one of ten lenders under our $400,000,000 credit facility, having committed to lend up to $45,000,000 under the facility. It also provides cash management services and an uncommitted $5,000,000 line of credit. Mellon Bank, N.A. also serves as trustee for the Teledyne Technologies Incorporated Pension Plan and, through its subsidiaries and affiliates, provides asset management and transition management services for the Pension Plan. Mellon Investor Services LLC serves as our transfer agent and registrar, as well as the agent under our stockholders rights plan. Notwithstanding these relationships, our Board of Directors has determined that Mr. Cahouet and Dr. von Schack are “independent,” within the meaning of the rules of the New York Stock Exchange, and are able to serve on the Audit Committee and Nominating and Governance Committee of the Board of Directors, in the case of Mr. Cahouet, and on the Personnel and Compensation Committee and Nominating and Governance Committee, in the case of Dr. von Schack.

Science Applications International Corporation (“SAIC”).  In 2006, SAIC purchased approximately $3,434,702 of products and services from Teledyne Brown Engineering, Inc., a wholly-owned subsidiary of Teledyne (“TBE”). In addition, TBE purchased approximately $2,971,695 in products and services from SAIC. TBE also has a licensing agreement with SAIC for use of SAIC’s MTTCS technology. In addition, other Teledyne subsidiaries sold $1,040,995 of products and services to SAIC and purchased $242,712 in products and services from SAIC. These arms-length negotiated transactions constitute less than 1% of the annual revenues of either Teledyne or SAIC. Mr. Dahlberg, is the Chairman of the Board, President and Chief Executive Officer of SAIC. Notwithstanding these relationships, and given the fact that Mr. Dahlberg owns less than 1% of the capital stock of SAIC, our Board of Directors has determined that Mr. Dahlberg is “independent,” within the meaning of the rules of the New York Stock Exchange, and able to serve on both the Audit Committee and the Personnel and Compensation Committee of the Board of Directors.

Policies and Procedures for Reviewing Related Party Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board reviews on an annual basis the relationships that each director has with Teledyne, either directly or as a partner, shareholder or officer of an organization that has a relationship with Teledyne. Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with Teledyne (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Teledyne) will be considered independent directors, subject to additional qualifications prescribed under the listing standards of the New York Stock Exchange or under applicable law. As part of the annual review process, the Office of the Corporate Secretary distributes and collects questionnaires that solicit information about any direct or indirect transactions with Teledyne from each of our directors and officers, reviews the responses to these questionnaires and reports the results to the Nominating and Governance Committee.

Our Corporate Objectives and Guidelines for Employee Conduct requires all employees to avoid any situation that involves conflict with their duty to, or with any interest of, Teledyne, and requires approval by our Executive Vice President, General Counsel and Secretary before an employee can serve as a director of a company that is a supplier to, or customer of, Teledyne. In addition, our Code of Ethics for Financial Executives requires each financial executive to avoid actual or apparent conflicts of interest in personnel and professional relationships.

OTHER INFORMATION

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K, without exhibits, can be obtained without charge from the Executive Vice President, General Counsel and Secretary, at Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360, or telephone (805) 373-4602. You also may view a copy of the Form 10-K electronically by accessing our website www.teledyne.com.

2008 Annual Meeting and Stockholder Proposals

Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received no later than November 8, 2007 for inclusion in the proxy statement and proxy card for that meeting. In addition, our Restated Certificate of Incorporation provides that in order for nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 75 days and not more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting which, in the case of the 2008 Annual Meeting of Stockholders, would be no earlier than January 25, 2008 and no later than February 10, 2008. If, however, the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such Annual Meeting and not later than the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Restated Certificate of Incorporation also requires that such notice contain certain additional information. Copies of the Restated Certificate of Incorporation can be obtained without charge from the Executive Vice President, General Counsel and Secretary.

Proxy Solicitation

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

We have engaged Mellon Investor Services LLC to help solicit proxies at a cost of $6,500. Our employees may solicit proxies for no additional compensation.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to John T. Kuelbs, Executive Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

Any stockholder who currently receives multiple copies of the proxy statement at his, her or its address and would like to request “householding” of any communications should contact his, her or its broker.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save us the cost of producing and mailing these documents. You will be responsible for any costs normally associated with electronic access, such as usage and telephonic charges.

Registered stockholders who have access to the Internet and agree to receive future annual reports and other proxy materials by accessing our web site (www.teledyne.com) should provide their valid email addresses to our transfer agent, Mellon Investor Services LLC, at the agent’s website www.melloninvestor.com/isd. If you hold your common stock in nominee name (such as through a broker), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet. Stockholders who choose to view future proxy statements and annual reports over the Internet will receive instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view our future annual report and proxy statement electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, registered stockholders should access www.melloninvestor.com/isd and follow the instructions to cancel your enrollment. If you hold your stock in nominee name, check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to John T. Kuelbs, Executive Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

By Order of the Board of Directors,
John T. Kuelbs
Executive Vice President, General Counsel
and Secretary

March 8, 2007

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please mark here for address change or comments SEE REVERSE SIDE

WITHHOLD
	FOR	FOR ALL
ITEM 1. ELECTION OF 3 CLASS II DIRECTORS

Nominees:
01 Charles Crocker
02 Robert Mehrabian
03 Michael T. Smith

Withheld for the nominees you list below: (Write that nominee’s name in the space below.)

	FOR	AGAINST	ABSTAIN
ITEM 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Choose MLinksm for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply long on to Investor ServiceDirect ® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

WILL
ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.

Signature	Signature if held jointly	Date:

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

ÙFOLD AND DETACH HEREÙ
Vote by Internet or Telephone or Mail
24 hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/tdy
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

Mail

Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the internet at: http://www.proxyvoting.com/tdy

TELEDYNE TECHNOLOGIES INCORPORATED
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2007

     The undersigned hereby appoints Dale A. Schnittjer, John T. Kuelbs and Melanie S. Cibik and each of them, proxies and attorneys-in-fact, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Teledyne Technologies Incorporated to be held on April 25, 2007, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned, and upon all such other matters that may properly be brought before the meeting, as to which the undersigned hereby confers discretionary authority to vote upon said proxies. Without otherwise limiting the general authorization given hereby, said proxies and attorneys-in-fact are instructed to vote as follows:

(Continued and to be marked, dated and signed, on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Teledyne account online.

Access your Teledyne stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Teledyne, now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View book-entry information
• View certificate history	• Make address changes

Visit us on the web at http://www.melloninvestor.com
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please mark here for address change or comments SEE REVERSE SIDE

WITHHOLD
	FOR	FOR ALL
ITEM 1. ELECTION OF 3 CLASS II DIRECTORS
Nominees:
01 Charles Crocker
02 Robert Mehrabian
03 Michael T. Smith

Withheld for the nominees you list below: (Write that nominee’s name in the space below.)

	FOR	AGAINST	ABSTAIN
ITEM 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WILL
ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.

Signature	Signature if held jointly	Date:

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

ÙFOLD AND DETACH HEREÙ
Vote by Internet or Telephone or Mail
24 hours a Day, 7 Days a Week
For Plan shares, Internet and telephone voting is available through 11:59 PM Eastern Time on April 20, 2007.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvoting.com/tdy-401k
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

Mail

Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the internet at: http://www.proxyvoting.com/tdy-401k

TELEDYNE TECHNOLOGIES INCORPORATED
VOTING INSTRUCTION CARD FOR 2007 ANNUAL MEETING
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TELEDYNE TECHNOLOGIES INCORPORATED
TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN
     The undersigned hereby directs the Trustee of the above Plan to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plan, at the Annual Meeting of Stockholders of Teledyne Technologies Incorporated on April 25, 2007, and at any adjournments thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before the meeting.

PLAN PARTICIPANTS MAY VOTE BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. ALTERNATIVELY, PARTICIPANTS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOU WISH TO USE THIS CARD TO VOTE YOUR SHARES, PLEASE COMPLETE DATE, AND SIGN ON THE REVERSE SIDE.

(Continued and to be marked, dated and signed, on the other side)

Address Change / Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN
As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of Teledyne Technologies Incorporated Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements.
You may mote by telephone, by Internet or by completing, signing and returning the voting instruction card (above). A postage-paid return envelope is enclosed.
The Trustee must receive your voting instructions by April 20, 2007. If the Trustee does not receive your instructions by April 20, 2007, your shares will not be voted.
You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-plan shares must be voted separately from your Plan shares.